SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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American Electric Power Company, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2008 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Michael G. Morris Chairman of the Board, President and Chief Executive Officer

March 12, 2008

Dear Shareholder:

This year’s annual meeting of shareholders will be held at The Hotel Roanoke & Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia, on Tuesday, April 22, 2008, at 9:30 a.m. Eastern Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, February 27, 2008, are entitled to vote and attend the meeting. To attend the meeting, you will need to present an admission ticket or the notice you received. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

This year, we are pleased to be using the new U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2007 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2007 Annual Report and a form of proxy card or voting instruction card. We believe that this new process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By internet, at www.envisionreports.com/AEP

•	By toll-free telephone at 800-652-8683

•	By completing and mailing your proxy card if you receive paper copies of the proxy materials

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

/s/ Michael G. Morris

NOTICE OF 2008 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:30 a.m. Eastern Time on Tuesday, April 22, 2008

PLACE	The Hotel Roanoke & Conference Center 110 Shenandoah Avenue Roanoke, Virginia

ITEMS OF BUSINESS	(1) To elect 11 directors to hold office until the next annual meeting and until their successors are duly elected.
(2) To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year 2008.
(3) To consider and act on such other matters as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on February 27, 2008, are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm. AEP’s Summary Annual Report to Shareholders contains our chairman’s letter to shareholders and condensed financial statements.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card if you receive paper copies of the proxy materials.
(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the notice of internet availability of proxy materials.
(3) VISIT THE WEB SITE shown on the notice of internet availability of proxy materials to vote via the internet.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 12, 2008	John B. Keane Secretary

Our annual meeting of shareholders also will be webcast at http://www.AEP.com/go/webcasts at 9:30 a.m. Eastern Time on April 22, 2008.

Proxy Statement

March 12, 2008

Proxy and Voting Information

A notice of internet availability of proxy materials is to be mailed to shareholders on March 12, 2008, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 22, 2008 in Roanoke, Virginia.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP Common Stock at the close of business on the record date, February 27, 2008, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 401,051,962 shares of AEP Common Stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the internet. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or internet voting procedures are set forth on the proxy card.

When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on February 27, 2008.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by giving notice of its revocation to the Company, by executing another proxy dated after the proxy to be revoked, or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you.

A plurality of the votes cast is required for the election of directors. Only votes “for” or “withheld” affect the outcome. Abstentions are not counted for purposes of the election of directors.

The votes cast “for” must exceed the votes cast “against” to approve the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy

in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted; (ii) in cases where shareholders write comments on their proxy cards; or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report or Proxy Statement to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report or proxy statement need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report or proxy statement is being householded indefinitely unless you instruct us otherwise. If more than one annual report or proxy statement is being sent to your address, at your request, mailing of the duplicate copy will be discontinued. If you wish to resume receiving separate annual reports or proxy statements at the same address, you may call our transfer agent, Computershare Trust Company, N.A., at 800-328-6955 or write to them at P.O. Box 43081, Providence, RI 02940-3081. The change will be effective 30 days after receipt. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a shareholder at a shared address. To receive a separate copy of the annual report or proxy statement, contact AEP Shareholder Direct at 800-551-1AEP (1237) or write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.AEP.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained in our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

1. Election of Directors

CURRENTLY, AEP’s Board of Directors consists of 14 members. Messrs. Robert W. Fri, William R. Howell and Donald G. Smith will end their service as members of the Board effective as of the date of the annual meeting; therefore, the Board of Directors has authorized a reduction in the size of the Board to 11 members, effective as of April 22, 2008, as permitted by the Company’s Bylaws.

The 11 nominees named on pages 3 through 5 were selected by the Board on the recommendation of the Committee on Directors and Corporate Governance of the Board, following individual evaluation of each nominee’s performance. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. Shareholders may withhold authority to vote for any or all of such nominees on the proxy card. All of the Board’s nominees were elected by the shareholders at the 2007 annual meeting, except for Mr. Hoaglin, who was elected as a director as of December 12, 2007. Mr. Morris introduced Mr. Hoaglin to Dr. Hudson, our Presiding Director. Mr. Hoaglin is a prominent business leader in the Columbus community. Dr. Hudson interviewed Mr. Hoaglin and recommended him to the Committee on Directors and Corporate Governance. That Committee reviewed the qualifications of Mr. Hoaglin and recommended him to the full board. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

Cumulative Voting.    Shareholders may exercise cumulative voting rights in the election of directors. That right permits each shareholder to multiply the number of shares the shareholder is entitled to vote by the number of directors standing for election to determine the number of votes the shareholder is entitled to cast for director nominees. The shareholder can then cast all such votes for a single nominee or spread such votes among the nominees in any manner.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s Common Stock, options exercisable within 60 days and stock-based units beneficially owned by each of them appear on page 59.

Nominees For Director

E. R. Brooks Granbury, Texas Age 70 Director since 2000	Retired chairman and chief executive officer of Central and South West Corporation (CSW) (February 1991-June 2000). A director of Hubbell, Inc.

Donald M. Carlton Austin, Texas Age 70 Director since 2000	Retired president and chief executive officer of Radian International LLC. A director of National Instruments Corporation and Temple-Inland Inc.

Ralph D. Crosby, Jr. McLean, Virginia Age 60 Director since 2006	Chairman and Chief Executive Officer of EADS North America, Inc since 2002. A director of Ducommun Incorporated.

Nominees For Director — continued

John P. DesBarres Park City, Utah Age 68 Director since 1997	Former Chairman of the Board, President and Chief Executive Officer of Transco Energy Company. A director of Magellan Midstream Partners, L.P. and Penn Virginia GP, LLC, an indirect wholly-owned subsidiary of Penn Virginia Corporation and the general partner of Penn Virginia Resource Partners, L.P.

Linda A. Goodspeed Richardson, Texas Age 46 Director since 2005	Managing Partner of Wealthstrategies Financial Advisors, LLC since 2008. From 2001 to 2007, Executive Vice President and Chief Supply Chain Logistics and Technology Officer of Lennox International, Inc. A director of Columbus McKinnon Corp.

Thomas E. Hoaglin Columbus, Ohio Age 58 Director since 2007	Chairman and chief executive officer of Huntington Bancshares Incorporated since 2001. He is also a director of The Gorman-Rupp Co.

Lester A. Hudson, Jr. Charlotte, North Carolina Age 68 Director since 1987	Professor and the Wayland H. Cato, Jr. Chair in Leadership at McColl Graduate School of Business at Queens University of Charlotte since 2003. Professor of Business Strategy at Clemson University (1998-2003). Retired chairman, chief executive officer and president of Wunda Weve Carpets, Inc. and Dan River, Inc. A director of American National Bankshares Inc.

Michael G. Morris Columbus, Ohio Age 61 Director since 2004	Elected president and chief executive officer of AEP in January 2004; chairman of the board in February 2004; and chairman, president and chief executive officer of all of its major subsidiaries in January 2004. A director of certain subsidiaries of AEP with one or more classes of publicly held preferred stock or debt securities and other subsidiaries of AEP. From 1997 to 2003 was chairman of the board, president and chief executive officer of Northeast Utilities, an unaffiliated electric utility system. A director of Alcoa Inc. and The Hartford Financial Services Group, Inc. He is also a director of Cincinnati Bell, Inc., where he will not stand for re-election in 2008.

Nominees For Director — continued

Lionel L. Nowell III Purchase, New York Age 53 Director since 2004	Senior vice president and treasurer of PepsiCo, Inc. since 2001. A director of Reynolds American Inc.

Richard L. Sandor Chicago, Illinois Age 66 Director since 2000	Chairman and chief executive officer of Chicago Climate Exchange, Inc. since 2002. Chairman and chief executive officer of the Chicago Climate Futures Exchange since 2004. Chairman of Climate Exchange PLC since 2003. Research professor at the J.L. Kellogg School of Management, Northwestern University since 1999. Chairman and chief executive officer of Environmental Financial Products LLC (1998-2003). A director of Intercontinental Exchange, Inc.

Kathryn D. Sullivan Columbus, Ohio Age 56 Director since 1997	Director, Battelle Center for Mathematics and Science Education Policy – The John Glenn School of Public Affairs at The Ohio State University since November 1, 2006. Science Advisor to Columbus’ science museum COSI (Center of Science & Industry) from December 2005 to November 2006. President and chief executive officer of COSI from 1996 to 2005.

AEP’s Board of Directors and Committees

UNDER NEW YORK LAW, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2007, the Board held eight regular meetings, one of which was held in a city where we have a regional office and one of which was held in a city where we have facilities that the Board visited. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all members attended the annual meeting.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2007 and the directors who currently serve on these committees. The functions of the committees are described in the paragraphs following the table.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Brooks	X (Chair)		X	X
Dr. Carlton			X			X	X
Mr. Crosby			X			X	X
Mr. DesBarres		X	X	X		X (Chair)
Mr. Fri		X	X			X
Ms. Goodspeed	X		X				X
Mr. Howell		X	X	X	X (Chair)
Dr. Hudson	X	X (Chair)	X	X
Mr. Morris			X	X (Chair)
Mr. Nowell	X	X	X
Dr. Sandor			X		X		X
Mr. Smith			X (Chair)		X		X
Dr. Sullivan			X		X		X (Chair)
2007 Meetings	9	5	3	0	4	6	4

During 2007, no director attended fewer than 88% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees during the period on which he or she served.

Corporate Governance

AEP maintains a corporate governance page on its website that includes key information about corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for members of the Board, Director Independence Standards, and charters for the Audit, Directors and Corporate Governance and Human Resources Committees of the Board. The corporate governance page can be found at www.aep.com/investors/corporategovernance. Printed copies of all of these materials also are available upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215.

AEP’s policies and practices reflect corporate governance initiatives that are designed to comply with SEC rules, the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of AEP and its management;

•	All members of the Audit Committee, Human Resources Committee (HR Committee) and the Committee on Directors and Corporate Governance are independent;

•	The non-management members of the Board meet regularly without the presence of management, and the independent members of the Board meet at least once a year;

•	AEP has a code of business conduct that also applies to its principal executive officer, principal financial officer and principal accounting officer;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•

AEP has an ethics office with a hotline available to all employees, and AEP’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

•

The Board, the Committee on Directors and Corporate Governance, the Audit Committee and the HR Committee conduct annual self-assessments. The Committee on Directors and Corporate Governance also evaluates annually the performance of the individual directors.

Director Independence.    The Board has adopted categorical standards it uses to determine whether its members are independent. These standards are consistent with the NYSE corporate governance listing standards and are as follows:

1.	Employment: A member who is an employee, or whose immediate family member is an executive officer, of AEP or any of its subsidiaries is not independent until three years after such employment has ended.

2.	Other Compensation: A member who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from AEP or any of its subsidiaries, other than director or committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

3.	Material Relationship: A member, or whose immediate family member, (a) is a current partner of AEP’s external auditor; (b) is a current employee of such firm; (c) is a current employee of such firm who participates in that firm’s audit, assurance or tax compliance practice; or (d) was within the last three years a partner or employee of such firm and personally worked on AEP’s audit, is not independent.

4.	Interlocking Directorships: A member who is employed, or whose immediate family member is employed, as an executive officer of another company on whose compensation committee any of AEP’s executive officers serve is not independent until three years after such service or employment has ended.

5.	Business Transactions: A member who is a current executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, AEP or any of its subsidiaries for property or services in an amount which, in any fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent.

6.	Charitable Contributions: A member, or whose family member, serves as an executive officer of a non-profit organization, which receives discretionary charitable contributions in an amount exceeding the greater of $100,000 or 2% of such organization’s latest annual gross revenues, is not independent until three years after such service has ended.

7.	Director Status: A relationship arising solely from a director’s position as a director or advisory director (or similar position) of another company or entity that engages in a transaction with AEP is independent so long as the director satisfies the other standards.

Each year, our directors complete a questionnaire that, among other things, elicits information to assist the Committee on Directors and Corporate Governance in assessing whether the director meets the Company’s independence standards. Utilizing these responses and other information, the Committee on Directors and Corporate Governance evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with AEP or any of its subsidiaries). If a director has a relationship with an organization that made or received payments from AEP, information regarding the amount of such payments is provided to the Committee on Directors and Corporate Governance. The Committee on Directors and Corporate Governance then determines whether the amount of any such payments requires, pursuant to the Company’s independence standards or otherwise, a finding that the director is not independent. The Committee on Directors and Corporate Governance also discusses any other relevant facts and circumstances regarding the nature of these relationships, to determine whether other factors, regardless of the categorical standards the Board has adopted, might impede a director’s independence. No member of the Board is independent unless the Board affirmatively determines annually that such member is independent.

In making its independence determinations, the Board considered transactions between the Company and entities associated with the directors or their immediate family members. The Board’s independence determinations included reviewing the following transactions:

•

Mr. Crosby, Mr. Hoaglin, Mr. Nowell and Dr. Sandor are each executive officers of companies with which the Company does business. The amount that the Company paid to each of these companies for goods and services, and the amount received by the Company for goods and services from each company, did not, in the previous fiscal year, exceed the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•

Mr. Brooks, Dr. Carlton, Mr. DesBarres, Mr. Fri, Ms. Goodspeed, Mr. Howell and Dr. Sandor each is a non-employee director, trustee or advisory board member of another company or entity that did business with the Company. These business relationships generally were as a supplier or purchaser of goods or services and were in the ordinary course of business.

•

Dr. Carlton, Mr. Hoaglin, Dr. Hudson, Dr. Sandor, Mr. Smith and Dr. Sullivan, or one of their immediate family members, have each served as a non-employee director, trustee or advisory board member for one or more charitable institutions to which the Company has made charitable contributions. However, none of the Company’s directors nor their immediate family members served as an executive officer of a non-profit organization which received charitable contributions from the Company in an amount exceeding the greater of $100,000 or 2% of such organization’s latest annual gross revenues. The Committee on Directors and Corporate Governance also reviewed contributions from The American Electric Power Foundation, which was created in 2005 to support and play an active, positive role in the communities in which AEP operates by contributing funds to organizations in those communities.

Mr. Morris is not independent because he is an executive officer of AEP. Although Dr. Sandor currently meets the independence standards, the Board of Directors has determined that he is not to be classified as independent because of AEP’s relationship with the Chicago Climate Exchange (CCX). Dr. Sandor serves as Chief Executive Officer of CCX. AEP is a founding member of the CCX and during 2007 AEP and its subsidiaries transacted trades of greenhouse gas emission allowances on the CCX. Dr. Sandor is also the Chief Executive Officer of the Chicago Climate Futures Exchange (CCFE), which is an exchange established for trading of SO2 and NOx allowances. AEP payments to CCX and CCFE currently do not exceed $1 million but AEP’s payments in the future may exceed that threshold. AEP anticipates paying commissions and dues to CCX and CCFE in 2008 in an amount greater than amounts paid in 2007.

As a result of this review, the Board has determined that, other than Dr. Sandor, each of the non-employee director nominees standing for election, including Messrs. Brooks, Carlton, Crosby, DesBarres, Hoaglin, Hudson and Nowell, Ms. Goodspeed and Ms. Sullivan, and each of the three retiring board members,

Messrs. Fri, Howell and Smith, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the Company’s director independence standards.

Involvement by Mr. Hoaglin in Certain Legal Proceedings.    On June 2, 2005, Huntington Bancshares Incorporated (Huntington) announced that the SEC approved a settlement of its previously announced formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. As a part of the settlement, the SEC instituted a cease and desist administrative proceeding and entered a cease and desist order and also filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington and Mr. Hoaglin consented to pay civil money penalties. Without admitting or denying the charges in the administrative proceeding, Mr. Hoaglin agreed to cease and desist from committing and/or causing the violations charged as well as any future violations of these provisions. Additionally, Mr. Hoaglin agreed to pay disgorgement, pre-judgment interest and penalties in the amount of $667,609.

Communicating with the Board.    If you would like to communicate directly with our Board, our non-management directors as a group or Dr. Hudson, our Presiding Director, you may submit your written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Non-Management Directors, Columbus OH 43216. AEP’s Business Ethics and Corporate Compliance department will review such inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to our Board, our non-management directors as a group or our Presiding Director, as applicable.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the limits imposed by the By-Laws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

7.	Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.	Supervising the AEP Corporate Compliance Program.

9.	Overseeing the annual evaluation of the Board of Directors.

10.	Reviewing annually the performance of individual directors.

11.	Supervising the implementation of AEP’s Related Person Transaction Approval Policy.

12.	Overseeing AEP’s Sustainability Report, including the material about political contributions.

A copy of the charter can be found on our website at www.AEP.com/investors/corporategovernance. Consistent with the rules of the NYSE, all members of the Committee on Directors and Corporate Governance are independent.

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 60 and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.AEP.com/investors/corporategovernance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

In evaluating candidates for Board membership, the Committee on Directors and Corporate Governance reviews each candidate’s biographical information and assesses each candidate’s skills and expertise based on a variety of factors. Some of the major factors include whether the candidate:

•	maintains the highest personal and professional ethics, integrity and values;

•	is committed to representing the long-term interests of the shareholders;

•	has an inquisitive and objective perspective, practical wisdom and mature judgment;

•	contributes to the diversity of views and perspectives of the Board as a whole; and

•	possesses a willingness to devote sufficient time to carrying out the duties and responsibilities effectively, including attendance at meetings.

The Committee on Directors and Corporate Governance also seeks balance on the Board by having complementary knowledge, expertise, experience and skill in areas such as business, finance, accounting, marketing, public policy, government, technology and environmental issues and other areas that the Board has decided are desirable and helpful to fulfilling its role. The Committee on Directors and Corporate Governance also seeks diversity in gender, race, experience, geographic location and educational background of directors.

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the Board on December 13, 2006. The Policy is administered by the Directors and Corporate Governance Committee.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any Director or member of the executive council or Section 16 officer of the Company, any nominee for director, any shareholder owning an excess of 5% of the total equity of the Company and any immediate family member of any such person. The Directors and Corporate Governance Committee considers all of the relevant facts and circumstances in determining whether or not to approve such transaction and approves only those transactions that are in the best interests of the Company.

If Company management determines it is impractical or undesirable to wait until a meeting of the Directors and Corporate Governance Committee to consummate a Transaction with a Related Person, the Chair of the Corporate Governance Committee may review and approve the Transaction with a Related Person. Any such approval is reported to the Directors and Corporate Governance Committee at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person necessarily satisfies or supersedes the requirements of the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any Related Person. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, technology, fuel supply, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the By-Laws, during the intervals between meetings of the Board.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries including, reviewing and making recommendations concerning the short and long-term financing plans and programs of AEP and its subsidiaries.

The Human Resources Committee (HR Committee) annually reviews and approves AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with SEC and NYSE rules.

The HR Committee also reviews the Compensation, Discussion and Analysis section of this proxy statement and recommends that it be included in the Company’s Annual report on Form 10-K.

The HR Committee has the responsibilities set forth in its charter, a copy of which can be found on our website at www.AEP.com/investors/corporategovernance.

For a more complete description of the HR Committee’s responsibilities, see the Human Resources Committee Report on page 33.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

Audit Committee Disclosure

THE AUDIT COMMITTEE of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee charter, a copy of which can be found on our website at www.AEP.com/investors/corporate governance. Consistent with the rules of the NYSE and the Sarbanes-Oxley Act of 2002, all members of the Audit Committee are independent. The Board determined that Mr. Nowell is an audit committee financial expert as defined by the SEC.

Audit Committee Report

THE AUDIT COMMITTEE reviews AEP’s financial reporting process as well as the internal controls over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The Audit Committee met nine times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent auditor. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2007. The Audit Committee has reviewed and discussed the consolidated financial statements and internal control over financial reporting with management, the internal auditor, and the independent auditor. The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).

In addition, the Audit Committee has discussed with the independent auditor its independence from AEP and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee has also received written materials addressing the independent auditor internal quality control procedures and other matters, as required by the NYSE listing standards.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Audit Committee Members

E. R. Brooks, Chair

Linda A. Goodspeed

Lester A. Hudson, Jr.

Lionel L. Nowell, III

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for service as a director other than accidental insurance coverage. The following table presents the compensation provided by the Company in 2007 to the non-employee directors. Mr. Hoaglin did not receive any compensation in 2007.

Name	Fees Earned Or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($) (4)(5)(6)	Total ($)
E. R. Brooks	94,000	88,000	2,681	184,681
Donald M Carlton	72,000	88,000	6,387	166,387
Ralph D. Crosby, Jr.	72,000	88,000	1,423	161,423
John P. DesBarres	83,200	88,000	3,373	174,573
Robert W. Fri	72,000	88,000	1,961	161,961
Linda A. Goodspeed	84,000	88,000	3,342	175,342
William R. Howell	72,000	88,000	2,518	162,518
Lester A. Hudson, Jr.	106,400	88,000	9,166	203,566
Lionel L. Nowell III	84,000	88,000	1,259	173,259
Richard L. Sandor	72,000	88,000	2,483	162,483
Donald G. Smith	72,000	88,000	5,561	165,561
Kathryn D. Sullivan	72,000	88,000	1,259	161,259

(1)	Consists of amounts described below under Director Compensation and Stock Ownership – Annual Retainers and Fees. With respect to Mr. Brooks, includes $10,000 paid for services as chairman of the Audit Committee. With respect to Mr. DesBarres, includes $10,000 paid for services as chairman of the Human Resources Committee. With respect to Ms. Goodspeed, Mr. Brooks, Dr. Hudson and Mr. Nowell, includes $12,000 paid for services as members of the Audit Committee. With respect to Dr. Hudson, includes $20,000 paid for services as Presiding Director. Includes the following amounts for per diems to compensate directors for special additional services beyond those contemplated by the Annual Retainer: Mr. DesBarres, $1,200; and Dr. Hudson, $2,400.
(2)	Consists of awards under the Stock Unit Accumulation Plan for Non-Employee Directors in 2007 described below under Director Compensation and Stock Ownership – Stock Unit Accumulation Plan. AEP Stock Units are credited to directors quarterly, based on the closing price of AEP common stock on the payment date. The grant date fair value of these awards was $88,000.
(3)	Each non-employee director received 1,890 stock units in 2007. See Share Ownership of Directors and Executive Officers on page 59 for the aggregate number of stock awards outstanding for each director as of December 31, 2007.

(4)	Consists of tax gross ups, premiums for accidental death insurance and annual costs of the Central and South West Corporation Memorial Gift Program and matching gift contributions. The following table presents the components of All Other Compensation for each non-employee director:

Name	Tax Gross Ups ($)	Premiums ($)	Memorial Gifts ($)		Matching Gifts ($)(6)
E. R. Brooks	1,937	744		(5)	-0-
Donald M Carlton	3,143	744		(5)	2,500
Ralph D. Crosby, Jr.	679	744	-0-		-0-
John P. DesBarres	2,629	744	-0-		-0-
Robert W. Fri	717	744	-0-		500
Linda A. Goodspeed	2,598	744	-0-		-0-
William R. Howell	1,774	744		(5)	-0-
Lester A. Hudson, Jr.	2,772	744	-0-		5,650
Lionel L. Nowell III	515	744	-0-		-0-
Richard L. Sandor	1,739	744		(5)	-0-
Donald G. Smith	2,317	744	-0-		2,500
Kathryn D. Sullivan	515	744	-0-		-0-

(5)	AEP is continuing a memorial gift program for former CSW directors and executive officers who had been previously participating in this program. The program currently has 26 participants, including the four former CSW directors listed above. Under this program, AEP makes donations in a director’s name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person’s death. AEP maintains corporate-owned life insurance policies to support portions of the program. AEP paid no annual premium on those policies for 2007. The Company, however, did make donations totaling $1,000,000 upon the deaths of two of the program’s participants.
(6)	Directors may participate in our Matching Gifts Program on the same terms as AEP employees. Under the program, AEP will match up to $2,500 per institution each year in charitable contributions from a director.

Directors Compensation and Stock Ownership

Annual Retainers and Fees.    The Board has determined that Board compensation should consist of a mix of cash and AEP stock equivalents. In September 2007, upon the recommendation of the Committee on Directors and Corporate Governance and taking into account comparative data from Hewitt Consulting, the Board determined that, effective January 1, 2008, (i) the amount of AEP stock units awarded to non-employee directors pursuant to the Stock Unit Accumulation Plan should increase from $88,000 to $120,000 annually and (ii) the amount of the annual cash retainer paid to non-employee directors should increase from $72,000 to $80,000 annually. No changes were made to the other retainer amounts. The Presiding Director fee is $20,000 annually. The fee for the chairman of the Audit Committee is $10,000 annually. Members of the Audit Committee, including the chairman, receive an additional annual retainer of $12,000. The chairman of the HR Committee receives an annual fee of $10,000. Each of these cash retainers is paid in quarterly increments.

The Company believes that the standard director compensation amount compensates directors appropriately for all general services that are rendered as a director, committee member, committee chair or as Presiding Director, including education and training appropriate to the director’s responsibilities. The Company believes, however, that special compensation can be appropriate when individual directors are asked to undertake special assignments requiring a significant amount of unexpected additional time, effort and responsibility. In December 2007 the Board revised its policy (Special Compensation Policy) that provides for directors to be compensated at a daily rate when called upon to undertake special additional services beyond those contemplated by the Annual Retainer. Under the

Special Compensation Policy, the Committee on Directors and Corporate Governance determines (a) the amount of any special compensation in light of the actual or anticipated time, effort and responsibility required of the director and (b) the form of special compensation, which may include a per diem fee, an hourly fee, a flat fee or any other reasonable payment or payments.

Expenses.    Non-employee directors are reimbursed for expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in director education programs.

The Company invites directors’ spouses to travel with the directors to attend two Board meetings each year. Spouses may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from those Board meetings. The Company generally provides for, or reimburses the expenses of, the non-employee directors and their spouses for attendance at such meetings, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company therefore reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events.

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100% of their annual retainer and fees into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Stock Unit Accumulation Plan.    In 2007 the Stock Unit Accumulation Plan for Non-Employee Directors awarded $88,000 in AEP stock units to each non-employee director. As noted above in Annual Retainers and Meeting Fees, the Stock Unit Accumulation Plan was amended effective January 1, 2008 to increase the annual award to $120,000 in AEP stock units. These AEP stock units are credited to directors quarterly, based on the closing price of AEP Common Stock on the payment date. Amounts equivalent to cash dividends on the AEP stock units accrue as additional AEP stock units. AEP stock units are not paid to the director in cash until termination of service unless the director has elected to further defer payment for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective September 1, 2007 through September 1, 2010, has a premium of $29,000. In addition, AEP pays each non-employee director an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage and is reflected in the tax gross up column of the Non-Employee Director Compensation Table.

Stock Ownership.    The Board considers stock ownership in AEP by Board members to be important. As noted above in Stock Unit Accumulation Plan, non-employee directors are required to defer $120,000 annually in AEP stock units until termination of his or her directorship. As noted below under Share Ownership of Directors and Executive Officers, each non-employee director of AEP owns more than 16,000 shares of AEP Common Stock and AEP stock units, except for Mr. Nowell, Ms. Goodspeed, Mr. Crosby and Mr. Hoaglin, who were elected to the Board of Directors in July 2004, October 2005, January 2006 and December 2007, respectively.

Insurance

The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The AEP System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance, effective March 15, 2007 through March 15, 2008, is provided by: Associated Electric & Gas Insurance Services Ltd., Energy Insurance Mutual Ltd., Zurich American Insurance Company, St. Paul Mercury Insurance Company (Travelers), National Union Fire Insurance Company (AIG), Liberty Mutual Insurance Company, Twin City Fire Insurance Company (Hartford), Westchester Fire Insurance Company (ACE), AXIS Reinsurance Company, Starr Excess International Ltd., Allied World Assurance Company Ltd. (AWAC), Arch Insurance Company U.S., RSUI Indemnity Company, XL Insurance Company, U.S. Specialty Insurance Company (HCC Global) and XL Insurance, Ltd. The total cost of this insurance is $4,583,138.

Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. Such insurance, effective March 15, 2007 through March 15, 2008, is provided by Energy Insurance Mutual Ltd., Indian Harbor Insurance Company (XL America Companies), U.S. Specialty Insurance Company (HCC Global) and AXIS Reinsurance Company. The total cost of this insurance is $725,000.

2. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

THE AUDIT COMMITTEE has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 22, 2008. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting.

Your Board of Directors recommends a vote FOR this proposal.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2007	2006
Audit Fees(1)	$11,747,000	$12,644,000
Audit-Related Fees(2)	$1,456,000	$1,035,000
Tax Fees(3)	$1,820,000	$703,000

TOTAL	$15,023,000	$14,382,000

(1)	Audit fees in 2006 and 2007 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements, including each registrant subsidiary. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board (PCAOB) Auditing Standards regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide. The reduction from 2006 relates primarily to efficiencies enabled by PCAOB Auditing Standard Number 5.
(2)	Audit related fees consisted principally of regulatory, statutory, employee benefit plan audits, and audit-related work in connection with acquisitions, dispositions and new ventures.
(3)	Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. The increase from 2006 relates primarily to assisting the Company in connection with an approved change in accounting method from the Internal Revenue Service.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence, and the Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent auditor and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent auditor in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In 2007, all Deloitte & Touche LLP services were pre-approved by the Audit Committee.

Other Business

THE BOARD OF DIRECTORS does not intend to present to the meeting any business other than the election of directors and the ratification of the appointment of the independent registered public accounting firm.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the proxy card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Compensation Discussion and Analysis

Overview

The HR Committee administers AEP’s executive compensation program. In carrying out this responsibility, the HR Committee reviews and determines all compensation, significant benefit plan changes and perquisites for AEP’s executive officers. The HR Committee makes recommendations to the independent board members regarding the compensation of the Chief Executive Officer, and those independent board members approve the CEO’s compensation.

AEP’s executive compensation programs are designed to:

•	Attract and retain a superb leadership team with market competitive compensation and benefits;

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

•

Maximize shareholder value by emphasizing performance-based compensation over base salary, providing a substantial percentage of total compensation opportunity in the form of stock-based compensation, and requiring our executive officers to meet stock ownership requirements;

•	Support the implementation of the Company’s business strategy by tying annual incentive awards to achieving earnings per share targets and meeting operating and strategic objectives;

•	Motivate and reward outstanding individual performance; and

•	Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity that, on average, is equal to the median of AEP’s peer group, which is made up of other utility companies and industrial companies as described below under “Compensation Peer Group.” The HR Committee’s independent compensation consultant, Towers Perrin, participates in HR Committee meetings, assists the HR Committee in developing the compensation program and meets with the HR Committee in executive session during most meetings without management present. See the Human Resources Committee Report on page 33 for additional information regarding the independence of Towers Perrin’s advice to the HR Committee.

Compensation Program Design

To meet the above objectives, the HR Committee seeks to establish compensation opportunities that enhance the Company’s ability to attract, retain, reward, motivate and encourage the development of highly qualified and experienced executives and to align the interests of these executives with the long-term interests of the Company’s shareholders. AEP’s compensation program for executive officers includes base salary, annual incentive compensation, long-term incentive compensation, a comprehensive benefits program and some perquisites. Annual incentive compensation is tied to the simultaneous achievement of specific near-term operating, strategic and financial objectives, while long-term incentive compensation is tied to longer-term shareholder return objectives. For example, the annual incentive compensation opportunity provided to the named executive officers for 2007 was tied to the achievement of AEP’s ongoing 2007 earnings guidance and four equally weighted performance measure categories: safety, operating performance, regulatory performance and strategic initiatives. This approach keeps annual incentive compensation in step with the earnings of the Company while at the same time, giving equal precedence to non-financial measures, such as safety. Long-term compensation was tied to AEP’s three-year total shareholder return and three-year cumulative earnings per share. This balance of near-term and longer-term objectives helps ensure that near term objectives are not achieved at the expense of the Company’s long-term prospects.

Our 2007 annual incentive compensation was funded based on goals established and approved by the HR Committee in January 2007. Achieving AEP’s ongoing earnings per share guidance was established as the funding goal for annual incentive compensation for nearly all AEP employees, including the named executive officers (see Annual Incentive Compensation-Annual Performance Objectives below for a detailed description of the performance measure).

The HR Committee chose earnings per share (EPS) as the funding factor because it is strongly correlated with shareholder returns, largely reflects management’s performance in operating the Company and is the primary measure by which the Company communicates forward-looking financial information to the investment community. The EPS measure is clearly understood by both our shareholders and employees. We also believe that EPS growth leads to the creation of long-term shareholder value. For 2008, funding for the annual incentive compensation program will remain dependent on AEP’s ongoing EPS performance relative to our 2008 earnings guidance of $3.10 to $3.30 per share. Our 2007 earnings target was approximately 13.5% (or $0.35 per share) higher than our 2006 earnings target, and our 2008 earnings target is approximately 8.5% (or $0.25 per share) higher than our 2007 earnings target.

AEP’s long-term incentive program focuses on longer-term shareholder value objectives. In 2007 performance units awarded to executive officers were linked to AEP’s three-year total shareholder return relative to the S&P Utility Index and AEP’s three-year cumulative ongoing earnings per share. The HR Committee chose a three-year earnings per share measure for long-term incentive awards for essentially the same reasons it chose the EPS measure for the annual incentive plan. The HR Committee also chose a total shareholder return measure for long-term incentive awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions over this period. The HR Committee also uses long-term incentives as a retention tool to foster management continuity by subjecting these awards to a three-year vesting period.

AEP’s compensation programs are also designed to place a substantial amount of compensation at risk in the form of variable incentive compensation instead of fixed or base pay. As mentioned earlier, annual incentive compensation is dependent on achieving the Company’s EPS goals and the long-term incentive payouts are dependent on the Company’s three-year cumulative EPS goal and the Company’s three-year total shareholder return as compared to the S&P Utility Index. For 2007, eighty-six percent of the total compensation opportunity for the Chief Executive Officer and at least seventy-three percent of that for the other named executive officers was at risk in the form of incentive compensation. The HR Committee also annually reviews the mix of base salary, annual incentive and long-term incentive compensation opportunity provided to executives and targets this mix to the peer group median. Consistent with AEP’s Compensation Peer Group, more than seventy percent of the target compensation opportunity for the CEO and between fifty-seven percent and seventy-two percent of that for the other named executive officers is in the form of long-term incentive compensation.

AEP’s executive compensation program is intended to create a total compensation opportunity that is, on average, approximately equal to the median level of compensation paid to executives in similar positions in AEP’s Compensation Peer Group and within a market competitive range for each individual executive officer. The HR Committee generally considers the market competitive range to be +/- 15% of the peer group median. Each of the elements of AEP’s compensation program is structured to fit within this overall level of compensation opportunity. To the extent that the total compensation opportunity is above or below the peer group median, over time the HR Committee adjusts elements of pay to bring the total compensation opportunity into the competitive range.

Compensation Peer Group

The HR Committee annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets from which AEP must compete to attract and retain executives. This Compensation Peer Group is annually reviewed and approved by the HR Committee in consultation with its independent compensation consultant. The Compensation Peer Group is chosen from a broad list of companies provided by the Committee’s independent compensation consultant for which compensation data is available. The peer companies are chosen to provide a peer group that is, on average, comparable in size to AEP in revenues, assets, market capitalization, number of employees and both one and three year total shareholder return. The Compensation Peer Group currently consists of an approximately equal balance of utility and non-utility companies. The HR Committee includes industrial companies outside the utility industry (1) because AEP must compete with non-utility companies to attract and retain executives and (2) to increase the median level of assets and employees in the peer group to provide a closer comparison to AEP. For 2007, the Compensation Peer Group consisted of 14 large and diversified energy services companies and 12 Fortune 500 companies shown in the table below.

AEP’s Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)

Centerpoint Energy, Inc.	3M Company

Constellation Energy Group, Inc.	Bristol-Myers Squibb Company

Dominion Resources, Inc.	Caterpillar Inc.

Duke Energy Corporation	CSX Corporation

Edison International	Goodyear Tire & Rubber Company

Entergy Corporation	Northrop Grumman Corporation

Exelon Corporation	PPG Industries, Inc.

FirstEnergy Corp.	Schlumberger N.V.

FPL Group, Inc.	Sunoco, Inc.

PG&E Corporation	Textron Inc.

Public Service Enterprise Group Incorporated	Union Pacific Corporation

The Southern Company	Weyerhaeuser company

TXU Corp

Xcel Energy

Towers Perrin annually provides the HR Committee with an executive compensation study covering all executive officer positions and many other executive positions based on its survey information for the Compensation Peer Group. The methodology and job matches used in this study are determined by Towers Perrin based on descriptions of each executive’s role and are reviewed with the HR Committee. The standard benchmark is the median value of compensation paid by the Compensation Peer Group. However, in 2007 Towers Perrin also used a regression analysis of all energy companies in their database as the market benchmark for three executive officer positions (President AEP Utilities, EVP AEP Utilities East and EVP AEP Utilities West) because in Towers Perrin’s judgment, this provided the most accurate comparison. These are the only outside compensation surveys that the HR Committee used in 2007. Differences in the amounts of compensation opportunity provided to our named executive officers generally reflects differences in the roles and responsibilities of each of them, differences in individual performance over time and other factors.

Executive Compensation Program Detail

AEP provides three primary elements of compensation to named executive officers: base salary, annual incentive compensation and long-term incentive compensation. Each of these elements is structured and implemented to reflect individual performance and results.

Base Salary.    AEP pays base salaries to provide a market-competitive and consistent source of income to executives. When determining executive base salaries, the HR Committee considers:

•

Sustained individual performance in the following areas: communication, integrity/ethics, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and, for the CEO only, leadership of the board of directors;

•	The responsibilities and experience of each executive officer;

•	Reporting relationships;

•	Supervisor recommendations;

•	Pay history;

•	The impact that any change in base salary may have on other pay elements, such as annual incentive compensation; and

•	The competitiveness of the executive’s total compensation, which includes annual incentive compensation and long-term incentive compensation.

Before determining base salaries, executive officers are evaluated in each of the areas described above by the senior executive to whom they report. The CEO’s performance is assessed by the independent members of the board of directors. To more fully assess the CEO’s performance, the HR Committee Chairman solicits confidential written evaluations from all board members, senior AEP executives and AEP’s external auditor.

To develop a base salary recommendation for the CEO, the HR Committee subjectively weighs the CEO’s performance in executive ses-sion along with the market compensation information provided by Towers Perrin. The HR Committee also reviews tally sheets showing the CEO’s total compensation, including perquisites. The HR Committee presents its recommendation to the independent members of AEP’s Board who make the final determination.

In determining the base salaries for the other named executive officers, the HR Committee reviews Mr. Morris’ or Mr. English’s written assessment of the other named executive officers’ performance and the market compensation benchmarks provided by Towers Perrin. The CEO presents base salary recommendations for the named executive officers, other than himself, to the HR Committee, and the HR Committee makes the final determination.

Annual Incentive Compensation.    AEP provides annual incentive compensation to executive officers to drive the achievement of annual performance objectives that are critical to AEP’s success, such as obtaining rate recovery for our capital investment program. The HR Committee reviews and approves the annual compensation paid to the named executive officers under the Senior Officer Incentive Plan, which was approved by shareholders at the 2007 annual meeting. The independent board members review and approve the annual incentive compensation of the CEO. The HR Committee establishes one or more objective performance measures under this plan each year that sets the maximum award that executive officers may receive, although the HR Committee can and generally is expected to award less than this maximum. The actual awards for named executive officers are the lower of the amount determined using the process described below or the maximum award determined under the Senior Officer Incentive Plan.

Annual Incentive Targets.    The HR Committee, in consultation with Towers Perrin and Company management, has established and periodically adjusts the annual incentive targets for all positions by salary grade. Annual incentive targets are expressed as a percentage of each participant’s base earnings. Actual awards generally vary from 0% to 200% of the annual incentive target, although the HR Committee may approve larger awards.

In setting annual incentive targets, the Company and the HR Committee consider:

•

The compensation survey information provided by Towers Perrin, which shows the competitiveness of AEP’s annual incentive compensation targets, total cash compensation and total compensation for the named executive officers relative to the Compensation Peer Group;

•	AEP’s progression of incentive targets by salary grade; and

•	The expense implications of any changes.

For 2007 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base salary for Mr. Morris;

•	65 percent of base salary for Ms. Tomasky and Mr. English; and

•	60 percent of base salary for all other named executive officers.

Annual Performance Objectives.    In February 2007 the HR Committee established AEP’s 2007 ongoing earnings guidance of $2.85- $3.05 per share as the funding measure for AEP’s annual incentive compensation program. This performance measure required earnings per share equal to:

•	The low end of AEP’s earnings guidance ($2.85 per share) for a threshold 20% of target score and award pool;

•	The mid-point of AEP’s earnings guidance ($2.95 per share) for a 100% of target score and award pool; and

•	The high end of AEP’s earnings guidance ($3.05 per share) for a maximum 200% of target score and award pool.

If ongoing earnings were less than $2.85 per share, no annual incentive compensation would have been paid out to the named executive officers or to other employees. The 2007 EPS target was $0.35 (or approximately 13.5%) higher than the 2006 EPS target. This performance measure had the effect of sharing earnings with employees such that every one cent increase in ongoing earnings per share above the mid-point resulted in an approximate 10% increase in incentive funding, up to a max-imum 200% of target funding at earnings of $3.05 per share.

In 2007 AEP produced ongoing EPS of $3.00, which was in the higher end of this range. This resulted in a 2007 ongoing earnings per share score of 156.0% of target and an award pool equal to 156.0% of the target award pool for the Company as a whole. For 2007, ongoing EPS differed from earnings per share reported in AEP’s financial statements primarily because of a return to cost based regulation in Virginia and the effect of a settlement agreement resolving litigation regarding the Clean Air Act. See our Form 8-K filed on January 29, 2008 announcing 2007 fourth quarter and year-end earnings for a reconciliation of on-going and reported EPS.

For 2007 the HR Committee also established an Executive Council Scorecard to focus AEP’s executive team on four key areas of performance: employee safety, operating performance, rate recovery and strategic initiatives.

Maintaining the safety of AEP employees, customers and the general public is always a primary consideration, and safety is an AEP core value. Accordingly, the HR Committee tied 25% of the scorecard to reducing accidents and the severity of injuries across the AEP system. In addition, the HR Committee established a fatality circuit-breaker to this component, such that any accidental work related employee fatality in 2007 would have resulted in a 0% score for this component. The frequency of on-the-job injury accidents substantially improved over 2006, although the severity of these accidents, as measured by lost work days, increased slightly. Most importantly, there were no fatal employee accidents on the job in 2007. As a result the overall 2007 safety score for the Executive Council was 80% of target.

The HR Committee also tied 25% of the scorecard to the operating performance of AEP’s assets. This component measures the reliability of our wires assets, the availability of our generating plants and the environmental performance across the AEP system. In 2007 AEP achieved below target results for wires reliability and plant availability but above target environmental performance results, which produced an overall operating performance score of 65%.

Since AEP has undertaken many major capital investment projects, recovering these additional costs through rate proceedings is imperative to AEP’s near and long-term success. Therefore, the HR Committee tied 25% of the scorecard to AEP’s overall success in achieving rate recovery in regulatory proceedings at the Federal Energy Regulatory Commission and state public utility commissions. Since AEP performed above our overall budget expectation in 2007 regulatory proceedings, the HR Committee subjectively scored this component at 175% of target.

For 2007 the strategic initiatives category included performance measures related to improving workforce diversity, meeting reliability requirements established in 2007 by the North American Electric Reliability Corporation and preserving an option to go to market rates in Ohio in 2009 or the development of an acceptable rate stabilization plan for Ohio. AEP’s overall performance towards these goals in 2007 produced a score of 114% of target.

The scores for the employee safety, operating performance, rate recovery and strategic initiatives goals for 2007 combined to produce an above target Executive Council Scorecard result of 108.5% of target.

In order to allocate the award pool created by AEP’s EPS to each incentive group, typically a business unit or staff function, the resulting scores are divided by the weighted average performance score for all groups. For 2007 the average performance score for all groups in AEP’s annual incentive compensation program was 126.0% of target. This same weighted average performance score is applied to the group that includes the named executive officers. The chart below shows the calculation of the overall performance score for the named executive officers.

Executive Council Score		EPS Score		Average Performance Score		Overall Performance Score*
108.5%	×	156.0%	÷	126.0%	=	134.4%
* The maximum overall performance score is 200%

The annual incentive opportunity for each employee for a given year is calculated by multiplying their base earnings by their annual incentive target and the overall award score for their group. This calculated bonus opportunity, shown in the chart below for each named executive officer, is the starting point from which annual incentive awards differences attributable to individual performance are reflected.

Name	2007 Base Earnings		Annual Incentive Target %		Overall Performance Score		Calculated Bonus Opportunity
Michael G. Morris	$1,200,000	×	110%	×	134.4%	=	$1,774,100

Holly K. Koeppel	$449,615	×	60%	×	134.4%	=	$362,600

Susan Tomasky	$500,000	×	65%	×	134.4%	=	$436,800

Carl L. English	$509,615	×	65%	×	134.4%	=	$445,200

Robert P. Powers	$489,423	×	60%	×	134.4%	=	$394,700

Thomas M. Hagan	$452,000	×	60%	×	134.4%	=	$364,500

The sum of the calculated bonus opportunity for all employees is the overall bonus pool for the Company. The use of this overall bonus pool generally ensures a disciplined award allocation process, since higher awards must be offset by lower awards to avoid exceeding the bonus pool.

The HR Committee believes that annual incentive compensation should not be purely based on a formulaic calculation, but should instead be adjusted from this starting point to reflect better each executive's individual performance, contribution and situation. Therefore, after each year is completed, the HR Committee considers the following factors in determining the amount of annual incentive compensation to be paid to each executive officer, up to the maximum amount available under the Senior Officer Incentive Plan:

•	The calculated bonus opportunity;

•	The CEO’s award recommendation, which is primarily based on a sub-

jective assessment of the executive’s relative individual performance for the prior year, focusing particularly on those goals for which the executive had primary responsibility;

•	The formal written performance assessment discussed above under Base Salary;

•	Compensation information provided by the HR Committee’s independent compensation consultant;

•	Tally sheets; and

•	The limits of the overall bonus pool.

As a result of this subjective assessment of the above factors for each named executive officer, the HR Committee awarded annual incentive compensation that varied from the calculated bonus opportunity. However, the HR Committee cannot award annual incentive compensation under the Senior Officer Incentive Plan that exceeds the executive’s maximum award opportunity. The Senior Officer Incentive Plan establishes a maximum award for each executive officer at a level that generally enables the HR Committee to retain flexibility to award annual incentive compensation to executive officers that is commensurate with each executive’s individual performance. In this way, the HR Committee retains the flexibility to make awards that are based on individual performance, while still allowing the Company to deduct such compensation as performance based compensation under Section 162(m) of the Internal Revenue Code.

For 2007, the HR Committee established income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the 2007 performance objective under the Senior Officer Incentive Plan. The maximum dollar value available for awards under this plan was point seventy five percent (.75%) of 2007 Adjusted Income. The HR Committee further allocated a specific percentage of this amount to each executive officer. In February 2008, the HR Committee approved and certified the maximum 2007 annual incentive for each executive officer based on this performance measure. In all cases, the annual incentive compensation awarded to each executive officer was less than the executive officer’s maximum award under the Senior Officer Incentive Plan.

In determining the amount of Mr. Morris’s annual incentive award, the independent members of the Board took into consideration that the stock price increased by 9.4% in 2007, the dividend was increased for the third consecutive year and that 2007 EPS was above target. In addition, there were no work related fatalities of AEP employees in 2007. It is the first time since 1997, and only the second time since 1970, that the Company has completed a calendar year without a fatal employee accident. The actual annual incentive compensation earned for 2007 by the named executive officers is shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table on page 35.

For 2008 the HR Committee established the following annual incentive targets for the named executive officers, which reflect promotions and job changes that occurred in January 2008:

•	110 percent of base salary for Mr. Morris;

•	75 percent of base salary for Mr. English;

•	70 percent of base salary for Ms. Koeppel, Ms. Tomasky and Mr. Powers; and

•	65 percent of base salary for Mr. Hagan.

In January 2008 the HR Committee also established AEP’s 2008 ongoing earnings guidance of $3.10- $3.30 per share as the funding measure for AEP’s annual incentive compensation program. This performance measure requires earnings per share equal to:

•	The low end of AEP’s earnings guidance ($3.10 per share) for a threshold 20% of target score and award pool;

•	The mid-point of AEP’s earnings guidance ($3.20 per share) for a 100% of target score and award pool; and

•	The high end of AEP’s earnings guidance ($3.30 per share) for a maximum 200% of target score and award pool.

If AEP’s ongoing earnings for 2008 is less than $3.10 per share then no annual incentive compensation will be paid out to executive officers or to other employees. The 2008 earnings per share target is $0.25 (or approximately 8.5%) higher than the 2007 earnings per share target.

In addition, the HR Committee established a fatality deduction measure for 2008 that would reduce the overall annual incentive score for all executive officers by 25% of the target award if a fatal work related employee accident occurs. This measure would also reduce the overall annual incentive score for nearly all other AEP employees by a lesser amount.

For 2008, the HR Committee also established the same four major categories of performance measures (safety, operating performance, regulatory and strategic initiatives) for the Executive Council Scorecard as they did for 2007 (see page 22 for a description of the Executive Council Scorecard). Each of these major categories has the same 25% weight for 2008 as it did for 2007.

Long-Term Incentive Compensation.    The HR Committee uses equity-based long-term incentive awards to motivate AEP management to maximize shareholder value by linking this potential compensation directly to shareholder returns. These awards also help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large amount of long-term investment required in the utility industry. In addition, the three year vesting requirements attached to these awards are a retention incentive that helps reduce executive turnover and maintain consistent management.

AEP annually reviews the mix of long-term incentive compensation it provides its executives. The HR Committee has not granted stock options as part of its regular annual grant cycle for long-term incentive awards since 2003 because of employee, investor and public concerns about stock options. In addition, revised accounting standards eliminated the preferential accounting treatment for stock options.

The HR Committee primarily grants long-term incentive awards on a fixed annual cycle that currently takes place at its December meeting, following its annual executive compensation review. The HR Committee also grants long-term incentive awards at other times of the year, such as restricted stock unit awards, to provide a timely special reward for key contributors and for employment offers. It is a long-standing HR Committee practice to consider the impact of any recent and upcoming Company announcements and financial disclosures that may impact AEP’s share price, as well as AEP’s current stock price itself, when determining the number of shares or units to grant under AEP’s long-term incentive program.

The HR Committee establishes award guidelines for each executive salary grade based on total compensation practices for similar positions in AEP’s Compensation Peer Group. Individual long-term incentive awards are determined by the HR Committee, or, for the CEO, by the independent members of the Board. These determinations are made based on:

•	Individual performance assessments (described under Base Salary above);

•	Award guidelines for each salary grade established by the HR Committee;

•	Survey information for the Compensation Peer Group;

•	The CEO’s recommendations for the named executive officers other than himself;

•	The executive officers’ future potential for advancement; and

•	Other factors, all within the context of an overall award budget.

When determining long-term incentive awards for the CEO, the independent members of the Board consider the HR Committee’s award recommendation and tally sheet information, in addition to the factors listed above.

The HR Committee also regularly reviews the performance and potential future payout of outstanding equity awards to assess their ongoing effectiveness in meeting the program’s objectives. The HR Committee also determines whether the value of the potential award payout appropriately reflects the Company’s per-

formance and condition. If the HR Committee determines that this is not the case, the HR Committee may reduce the award score. The HR Committee also considers whether the value that executive officers have received from vested equity awards and the potential value from outstanding equity awards is so large as to reduce significantly the need for or effectiveness of any future equity awards. To date, the HR Committee has not found this to be the case.

Performance Units

Currently, the HR Committee’s practice is to grant long term incentive awards annually in the form of performance units with a three-year performance and vesting period. For 2007, performance units were the only type of long term incentive awarded to executive officers.

The HR Committee granted performance unit awards, effective January 1, 2007, as follows:

Name	Number of Performance Units Granted
Mr. Morris	130,000
Ms. Koeppel	19,560
Ms. Tomasky	19,560
Mr. English	19,560
Mr. Powers	19,560
Mr. Hagan	16,630

Recipients must remain employed by AEP through the end of the vesting period to receive a full payout. Dividends are reinvested in additional performance units. The total number of performance units held at the end of the performance period is multiplied by the score for the two performance measures shown below to determine the award payout.

Performance Measures for 2007 – 2009 Performance Units

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3-Year Cumulative Earnings Per Share	50%	$8.46 (25% payout)	$9.40 (100% payout)	$10.34 (200% payout)

3-Year Total Shareholder Return vs. S&P Electric Utilities	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

In December 2004 the HR Committee also established the three-year cumulative EPS and the three year total shareholder return as the performance measures for performance units awarded for the 2005-2007 performance period. The cumulative three-year EPS target for the 2005-2007 performance unit awards was set at the midpoint of AEP’s strategic planning target of $7.50 as of December 2004. The maximum score for each performance measure was 200 percent. The value of each performance unit that is earned is based on the average closing price of AEP common stock for the last 20 days of the performance period. The final score calculation for these performance measures is shown in the chart below.

2005 – 2007 Performance Units

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score
3 Year Cumulative Earnings Per Share	$7.05 (25% payout)	$7.50 (100% Payout)	$7.80 (200% Payout)	$8.38	200.0%	50%	100.0%

3-Year Total Shareholder Return vs. S&P Electric Utilities	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	53rd Percentile	108.7%	50%	54.3%

Composite Result							154.3%

Performance units awarded to named executive officers are deferred mandatorily into AEP Career Shares under AEP’s Stock Ownership Requirement Plan, unless the named executive officer has met all of his or her stock ownership requirements. AEP Career Shares are not paid until after the participant’s termination of employment. See Stock Ownership Requirements on page 31 for further details.

Restricted Stock and Restricted Stock Units

AEP primarily issues restricted stock or restricted stock units to:

•	Provide special rewards for key contributors,

•	Create long-term retention incentives, or

•	Offset compensation and benefits from a prior employer that a prospective hire would forfeit by accepting AEP’s employment offer pursuant to an employment agreement.

The Company and the HR Committee believe that using restricted stock units or shares in such situations, in lieu of cash, ties the value of such compensation to AEP’s long-term share price and helps motivate the recipient to act in the interests of shareholders. These awards generally vest over three or more years and, therefore, also provide a retention incentive that helps reduce executive turnover and provide consistent management. The HR Committee generally considers grants of restricted stock and restricted stock units to be one-time events for special circumstances and generally does not consider the value of such awards to be an ongoing element of executive pay. No restricted shares or restricted stock units were awarded to any named executive officer in 2007. For a description of restricted stock and restricted stock units outstanding for named executive officers, see the Employment Agreements discussion on page 39.

Benefits.     AEP provides health and welfare benefits, retirement benefits and deferred compensation programs with market-based rates of return to named executive officers and other eligible employees. In evaluating potential changes to AEP’s executive benefit pro-grams, the Company and the HR Committee consider:

•	Changes to non-contractual benefit programs in the context of AEP’s total executive compensation and benefits program as well as within the constraints of applicable law, such as ERISA,

•	Benefit design trends among large utility and U.S. industrial companies, and

•	Tally sheets showing each named executive officers’ total compensation and benefit opportunity.

AEP generally provides the same health and welfare benefits to executives as it provides to other employees. AEP also provides executive officers with either four or five weeks of paid vacation, depending on officer level.

AEP’s named executive officers participate in the same pension and savings plans as other eligible employees. These include tax-qualified and non-qualified defined contribution and defined benefit plans. AEP’s non-qualified retirement benefit plans are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans except for the limits imposed by the Internal Revenue Code on those tax-qualified plans. As a result, the non-qualified plans allow the eligible employees to accumulate higher levels of replacement income upon retirement than would be allowed under the tax-qualified plans alone.

The HR Committee recognizes that the non-qualified plans result in the deferral of the Company’s income tax deduction equal in value to the amount credited to the participant accounts, until such benefits are paid. The HR Committee chooses to provide these supplemental benefits because it believes (i) that executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees and (ii) such benefits are part of a market competitive benefits program.

The non-qualified plans also allow flexibility to structure individualized benefit packages that help in recruiting and retaining key executives. For example, a starting balance credit of $2,100,000 and an increased credit rate were provided to Mr. Morris under AEP’s pension program pursuant to his negotiated employment contract. The increased pension benefits were provided to Mr. Morris to recruit him to AEP and to make up for pension benefits that he otherwise could have earned from his prior employer. Other executive officers received additional years of credited service or an increased credit rate for their pension benefits in recognition of their many years of experience at prior employers. The HR Committee believes that the Company needs to be able to offer these enhanced pension benefits to persuade experienced executives to leave their current employers to accept positions at the Company.

AEP’s non-qualified plans also provide certain benefit enhancements to executives as a group, such as the grandfathered final average pay formula in AEP’s non-qualified pension plan (not available to new hires at any level), which provides a benefit based on the total of base pay and annual incentive compensation, rather than base pay alone.

The Company and the HR Committee believe that AEP’s continued use of its qualified and non-qualified retirement plans (including the enhancements offered through the nonqualified plans) is consistent with competitive practice and necessary to attract and retain essential executive talent. The HR Committee does, however, put upper limits on these plans because it believes that compensation above these limits should not be further enhanced by including those amounts in retirement benefit calculations. Therefore,

•	Long-term incentive compensation is not considered in determining benefits under AEP’s benefit plans;

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary; and

•	Eligible compensation is also limited to $2 million under the nonqualified Supplemental Retirement Savings Plan.

AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary. In addition to the life insurance benefit provided to the other named executive officers, AEP provides Mr. Morris with a cash value life insurance policy with a face value of $3,000,000, along with a tax gross-up for the imputed income, pursuant to his negotiated employment agreement. Mr. Hagan has been grandfathered under a discontinued split-dollar life insurance program, in lieu of the term insurance, which will provide a paid-up life insurance policy with an initial death benefit of three-times his base salary if he contributes toward his policy for at least 15 years.

Perquisites.    AEP generally provides perquisites that help executives conduct Company business. The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of AEP’s resources. The HR Committee also periodically reviews the value of perquisites provided to each named executive officer, in the context of total compensation, as part of its review of tally sheets. The incremental cost of perquisites for named executive officers is included in the Summary Compensation Table on page 35.

AEP provides country club and dining club memberships to executive officers who use such memberships for business entertainment purposes because the HR Committee believes such business entertainment is valuable for the Company. The Company reimburses executives for business expenses, initiation fees, assessments and dues incurred at these clubs. AEP provides a gross-up to executives for the tax withholding on the initiation fees and certain assessments.

For executives who relocate, AEP provides relocation assistance that includes travel costs, costs associated with the purchase and sale of a home, a fixed payment associated with miscellaneous relocation expenses, limited temporary living expenses and gross-up for taxes on these amounts. AEP’s relocation package is intended to offset nearly all of the cost of a move for AEP executives. This policy is market competitive and is necessary to obtain high quality new hires and internal candidates for such assignments.

The Company provides personal use of corporate aircraft to executives, primarily Mr. Morris, subject to aircraft availability. Mr. Morris negotiated to use AEP’s corporate aircraft for personal travel as part of his employment agreement, and he uses Company aircraft to travel to and from his homes outside of Ohio. The value of an executive’s personal use of corporate aircraft is imputed as income in accordance with IRS standards and is not grossed-up for taxes.

The Company transports spouses of executives to business meetings that spouses are invited to attend. The HR Committee believes that such travel is a necessary business expense and, therefore, the Company provides a gross-up to executives on the taxes associated with such spousal travel. The Company does not gross-up imputed income for executives when traveling to personal destinations.

In addition, AEP also provides executives with independent financial counseling and tax preparation services to assist executives with financial planning and tax issues. These services help reduce the amount of assistance AEP’s human resource staff needs to provide in these areas and ensures that these services are provided by someone familiar with AEP’s executive compensation and benefit programs. It also provides the Company with a source of information from the executive’s perspective on executive compensation and benefits. Income is imputed to executives and taxes are withheld for financial counseling and tax preparation services.

Role of the CEO with Respect to Determining Executive Compensation.    The HR Committee has invited the CEO to attend all HR Committee meetings. The HR Committee regularly holds executive sessions without management present to provide a confidential avenue for any concerns to be expressed. The CEO, in his role as Chairman of the Board, has the authority to call a meeting of the HR Committee.

The CEO has assigned AEP’s Senior Vice President – Shared Services, Vice President – Human Resources and Director of Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and the Committee’s independent compensation consultant (Towers Perrin) to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs in keeping with the objectives established by the HR Committee. The management supporting the HR Committee also meets with the CEO, the HR Committee Chairman and Towers Perrin prior to each meeting to review and finalize the meeting materials.

AEP’s CEO did not meet independently with Towers Perrin in 2007. However, the CEO does regularly discuss his strategic vision and direction for the Company during HR Committee meetings with Towers Perrin in attendance. Likewise, Towers Perrin regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The CEO did not retain any outside compensation consulting services or otherwise seek compensation advice regarding AEP’s executive compensation and benefits.

The CEO, as with all AEP managers, is responsible for assessing and rating the performance of his subordinates. However, the CEO is solely responsible for discussing the individual performance of other executives with the HR Committee and making compensation recommendations for these executives to the HR Committee. As CEO, he also has substantial input into the development of employment offers for outside candidates for executive positions, although all employment offers for executive officer positions require the approval of the HR Committee.

The CEO does not play any role in determining or recommending director compensation. The Directors and Corporate Governance Committee is responsible for developing a recommendation as to the compensation of non-management directors, and the Board of Directors makes the final determination on director’s compensation. The CEO attends the Directors and Corporate Governance Committee meetings.

Other Compensation Policies and Practices

Recoupment of Incentive Compensation.    Consistent with the requirements of the Sarbanes-Oxley Act, the Board of Directors believes that incentive compensation should be reimbursed to the Company if, in the Board’s view:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected;

•	The officer from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction; and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

Based on a policy adopted by the Board in February 2007, the HR Committee directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for and preserves the Company’s ability to obtain such reimbursement if warranted by the facts and circumstances of the particular case.

Change In Control Agreements.    The HR Committee provides change in control agreements to executive officers to help align the interests of these executives with those of AEP’s shareholders by mitigating the financial impact if their employment is terminated as a result of a change in control. The HR Committee also considers change in control agreements as an important tool in recruiting external candidates for certain executive positions. The HR Committee limits participation to those few executives whose full support and sustained contribution would be critical to the successful completion of a change in control.

While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company in the event of an anticipated or actual change in control. During times of such transition, retaining and continuing to motivate the Company’s key executives is likely to be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit top performers away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their position. Therefore, the HR Committee uses these agreements to provide security and protection to officers in such circumstances for the long-term benefit of the Company and the shareholders.

In response to a shareholder proposal that was approved at the 2004 annual meeting, the Board adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus bonus. In consultation with Towers Perrin, the HR Committee periodically reviews change in control agreement practices for similar companies, including the companies in our Compensation Peer Group. The HR Committee has found that change in control agreements are common among these companies, and that 2.99 is the most common multiple for executive officers. Therefore, the HR Committee approved change in control multiples of 2.99 times base and bonus for all of the named executive officers. The HR Committee has also structured AEP’s change in control agreements to include a “double trigger,” which is a change in control accompanied by an involuntary termination or constructive termination within two years.

In 2007, the HR Committee revised the Company’s change in control agreements with senior executives to reduce the value of change in control benefits by up to five percent if the reduction would avoid an excise tax that participants would need to pay and an associated Company paid tax gross-up on this excise tax. The HR Committee adopted this change to avoid situations in which a relatively small incremental change in control benefit could give rise to far larger tax gross-up costs for the Company.

Stock Ownership Requirements

The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and encourages long-term management strategies for the benefit of shareholders. Therefore, the HR Committee requires senior executives to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership levels for each executive salary grade and periodically adjusts these levels. Executives generally are expected to achieve their required stock ownership level within five years of the date it is assigned. Due to promotions and changes in ownership requirements, executives may have multiple stock ownership requirements and they are expected to achieve each such requirement within five years of the date it is assigned.

AEP’s stock ownership requirements were originally set at three times base salary for the CEO and two to two and one-half times base salary for the other named executive officers. These multiples have increased over time with AEP’s stock price growth. The HR Committee believes that its stock ownership requirements are consistent with best practices and the stock ownership practices of the companies in AEP’s Compensation Peer Group. The highest minimum stock ownership requirement assigned to each of the named executive officers is shown in the table below.

Name	Highest Minimum Stock Ownership Requirement as of 12/31/2007 (Shares)	Highest Minimum Stock Ownership Requirement as of 1/1/2008 (Shares)	AEP Stock and Share Equivalent Holdings on March 1, 2008
Mr. Morris	109,300	109,300	460,844	(1)
Ms. Koeppel	35,300	52,700	54,914
Ms. Tomasky	52,700	52,700	108,482
Mr. English	52,700	62,900	76,895
Mr. Powers	35,300	52,700	53,725
Mr. Hagan	35,300	35,300	46,367

(1)	Includes unvested shares.

AEP maintains the Stock Ownership Requirement Plan to provide a tax deferred method to senior executives for meeting their minimum stock ownership requirements. Performance units are mandatorily deferred into AEP Career Shares under the Stock Ownership Requirement Plan for participants who have not met all of their minimum stock ownership requirements. In addition, executives who have not met a minimum stock ownership requirement within five and one-half years of the date it was assigned are subject to:

•	The mandatory deferral of 50% of their next annual incentive compensation award into AEP Career Shares, and

•	A requirement to retain the net number of AEP shares realized through stock option exercises (net of shares redeemed to satisfy exercise costs and tax withholding requirements).

AEP Career Shares are not paid to participants until after the termination of their AEP employment. In addition to AEP Career Shares, executives may satisfy their minimum stock ownership requirements with personal AEP stock holdings owned directly or with funds held in the AEP Stock Fund option in the qualified Retirement Savings Plan, the Supplemental Retirement Savings Plan and the Incentive Compensation Deferral Plan.

As of year-end, all of the named executive officers had satisfied all of their stock ownership requirements, although Messrs. English and Powers and Ms. Koeppel were assigned new higher stock ownership requirements as of January 1, 2008. Messrs. English and Powers and Ms. Koeppel acquired sufficient shares in February 2008 to meet their additional stock ownership requirements.

Insider Trading Policy

The Company maintains an insider trading policy that prohibits directors and officers from directly hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The Company is unaware of any executive who has attempted to directly or indirectly hedge the economic risk associated with minimum stock ownership requirements. The Company is also not aware of any named executive officer who has pledged or otherwise encumbered their shares of AEP stock.

Tally Sheets

The HR Committee uses “tally sheets” to evaluate the total rewards package for the named executive officers, particularly to monitor the accumulation of equity compensation and retirement benefits. These tally sheets include all significant aspects of AEP’s total reward program and illustrate the potential value provided to executives under various performance, termination and stock price scenarios. To date, the HR Committee has determined that it does not need to change or eliminate any compensation or benefits programs based on the information provided in these tally sheets. Tally sheets also add support to prior HR Committee decisions to limit the amount and type of compensation that is considered in calculating retirement benefits for executives.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next three highest paid named executive officers. The HR Committee considers the limits imposed by Section 162(m) when designing compensation and benefit programs for the Company and its executive officers. Because the annual incentive compensation awarded in 2007 was performance based, and the Senior Officer Incentive Plan was approved by shareholders at the 2007 annual meeting, its deductibility is not subject to the Section 162(m) limit. Amounts paid to the named executive officers for vested performance units are also exempt from the deductibility limit for the same reasons.

AEP’s restricted shares and restricted stock units are not considered to be performance based under Section 162(m), and therefore any amounts paid are not tax deductible to the extent that the executive receives total non-performance based compensation in excess of $1,000,000.

By meeting the requirements for performance based compensation under Section 162(m) for annual incentive compensation and performance units, the Company saved approximately $1,000,000 for 2007. The HR Committee intends to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to named executive officers, while maintaining sufficient flexibility to award appropriate incentives to named executive officers.

Human Resources Committee Report

Membership and Independence.    The Human Resources Committee of the Board of Directors (HR Committee) has four members. The Board of Directors has determined that each member of the HR Committee is an independent director, as defined by the New York Stock Exchange listing standards.

Purpose.    The primary purpose of the HR Committee is to provide independent oversight of the compensation and human resources policies and practices of the Company. The primary objective of the HR Committee with respect to executive compensation is to ensure that the executive officers and other key employees are compensated in a manner that is consistent with the business strategy of the Company, competitive practices, internal equity considerations, Company and board policies and the requirements of appropriate regulatory bodies.

Functions and Process.    The HR Committee operates under a written charter adopted by the Board. This charter is available on AEP’s web-site at www.AEP.com.

The HR Committee annually reviews AEP’s executive compensation in the context of the performance of management and the Company. The HR Committee reviews and approves the compensation for all officers at the senior vice president level and above and other key employees. With respect to the compensation for the CEO, the HR Committee is responsible for making compensation recommendations to the independent members of the Board of Directors, who review and approve the compensation for the CEO. Neither the CEO nor the non-independent directors are present when CEO compensation is discussed and approved by the independent members of the board.

In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2007, including:

•	Establishing annual and long-term performance objectives for senior executives as a group and individual performance objectives for the CEO;

•	Assessing the performance of the CEO, other senior executives and the Company relative to established performance objectives;

•	Determining the mix of base salary, short-term incentives and long-term equity based compensation to be provided to executives and other employees;

•	Reviewing an analysis of executive compensation for all senior executives, including the named executive officers, and other key employees;

•	Reviewing and approving the salaries, annual incentive awards and long-term incentive award opportunities for all senior executives, including the named executive officers, and other key employees;

•	Reviewing and approving the major elements of the Company’s compensation and benefit programs, including special and supplemental benefits provided to executives;

•	Reviewing and approving the major terms of any employment, severance, change in control and any other special agreements with executives;

•	Reviewing the Company’s workforce safety efforts and results;

•	Reviewing the senior management succession plan;

•	Reviewing workforce diversity efforts and results;

•	Reviewing and approving reports to shareholders regarding executive compensation; and

•	Selecting and engaging a compensation consultant to provide objective and independent advice to the HR Committee.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders, such as its employees and customers, in addition to those of its shareholders. For example, the HR Committee tied 2007 annual incentive compensation for all executive officers and other key employees to employee safety, envi-

ronmental stewardship, customer reliability and diverse candidate hiring goals while also tying funding for annual incentive compensation to AEP’s earnings per share. For 2008 the HR Committee again established four categories of goals for AEP’s annual incentive compensation plan: Safety, Operations, Regulatory and Strategic Initiatives. The environmental stewardship and customer reliability goals are included in the Operations category, while the diverse candidate hiring goal is included in the Strategic Initiatives category.

In determining executive compensation, the HR Committee considers all relevant factors, which include an assessment of:

•	Company performance;

•

Individual performance, particularly in the areas of communication, integrity/ethics, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and, for the CEO only, leadership of the board of directors;

•	Compensation survey information;

•	The responsibilities and experience of each senior officer;

•	Supervisor recommendations;

•	Pay history;

•	The impact compensation changes may have on other elements of total rewards;

•	The expense implications of any changes; and

•	Tally sheets, showing each of the named executive officer’s total compensation in multiple scenarios.

The HR Committee’s Independent Compensation Consultant.    The HR Committee has hired a nationally recognized consultant (Richard Meischeid of Towers Perrin) to provide recommendations to the HR Committee regarding AEP’s executive compensation and benefits programs and practices. Towers Perrin also provides information on current trends in executive compensation and benefits within the electric utility industry and among U.S. industrial companies in general. The HR Committee annually assesses and discusses the performance and independence of its executive compensation consultant. As part of this assessment, the HR Committee considers the extent of other business that Towers Perrin performs for AEP and reviews the safeguards that are in place to ensure the independence of the advice they receive. Towers Perrin does perform actuarial and benefits consulting services for the Company, but does not have any role in recommending director compensation. In January 2007 and again in January 2008, the HR Committee concluded that, although Towers Perrin does perform an extensive amount of other services for AEP, there were adequate barriers and safeguards in place to ensure that Towers Perrin’s executive compensation recommendations were not in any way influenced by this other business. In both years, the HR Committee concluded that Towers Perrin was not unduly influenced by management and was providing objective and independent advice. The HR Committee has also instructed management to avoid engaging Towers Perrin for any new non-recurring work without the HR Committee’s approval. The HR Committee regularly holds executive sessions with Towers Perrin to help ensure that it receives full and independent advice.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s proxy statement to be filed in connection with the Company’s 2008 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Human Resources Committee Members

Donald M. Carlton

Ralph D. Crosby, Jr.

John P. DesBarres, Chair

Robert W. Fri

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non- Equity Incentive Plan Compen- sation ($)(3) (g)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4) (h)	All Other Compen- sation ($)(5) (i)	Total ($) (j)
Michael G. Morris — Chairman of the board, president and chief executive officer	2007 2006	1,204,615 1,200,000	— —	15,564,436 9,816,570	— 100,327	1,800,000 2,200,000	446,677 229,096	643,748 676,014	19,659,477 14,222,007

Holly Keller Koeppel — Executive vice president and chief financial officer	2007 2006	451,731 440,000	— 10,000	2,139,592 1,395,396	— 14,640	400,000 415,000	89,224 233,832	59,721 60,886	3,140,267 2,569,754

Susan Tomasky — Executive vice president	2007 2006	501,923 500,000	— 10,000	3,370,310 2,029,035	— 14,640	425,000 450,000	86,020 411,250	70,361 65,473	4,453,614 3,480,398

Carl L. English — Chief operating officer	2007 2006	511,961 500,000	— 10,000	3,166,371 1,613,224	— —	400,000 510,000	99,096 81,899	59,844 73,979	4,237,272 2,789,102

Robert P. Powers — President-AEP Utilities	2007 2006	491,885 475,000	— —	2,414,018 1,546,591	— 14,640	400,000 431,200	32,981 391,032	67,916 80,341	3,406,800 2,938,804

Thomas M. Hagan — Executive vice president	2007 2006	441,692 440,000	12,000 10,000	2,086,342 1,356,676	— 14,640	361,000 409,400	0 161,781	47,372 56,749	2,948,406 2,449,246

(1)	The amounts reported in this column are the amounts recognized in our financial statements for 2007 and 2006 pursuant to FASB 123R and include amounts for performance unit awards granted in 2005, 2006 and 2007. For Messrs. Morris and English, it also includes amounts for restricted stock and restricted stock units granted in 2004 and 2005. These awards were granted when they were hired as replacements for certain long-term compensation that they forfeited from a prior employer and as a signing bonus. See Note 16 to the Consolidated Financial Statements included in our Form 10K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts. For further information on these awards, see the Grants of Plan-Based Awards Table on page 38, the Outstanding Equity Awards at Fiscal Year-End Table on page 42 and the Option Exercises and Stock Vested Table on page 43.

(2)	We did not grant any stock options in 2007 or recognize any expense in our 2007 financial statements for stock options. The amounts reported in 2006 represent the expense recognized in 2006 pursuant to FASB 123R related to stock options granted in years prior to 2006. See Note 16 to the Consolidated Financial Statements included in our Form 10K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts. For information on stock options, see the Outstanding Equity Awards at Fiscal Year-End Table on page 42 and the Option Exercises and Stock Vested Table on page 43.

(3)	The amounts shown in this column are payments made under the Company’s Senior Officer Incentive Plan. At the outset of each year, the HR Committee sets target bonuses and performance criteria that will be used to determine whether and to what extent executive officers will receive payments under this plan. For 2007, the HR Committee selected earnings per share and other measures as the performance criteria. For further information on these payments, see Annual Incentive Compensation beginning on page 21 of the Compensation Discussion and Analysis.

(4)	The amounts shown in this column are attributable to the increase, if any, in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. No named executive officer received preferential or above-market earnings on deferred compensation. See detailed discussion of Pension Benefits on page 44 and Note 9 to the Consolidated Financial Statements included in our Form 10K for the year ended December 31, 2007 for a discussion of the relevant assumptions.

(5)	A detailed breakout of the amounts shown in the All Other Compensation column is shown below. These amounts include subsidiary director fees, tax gross-ups, and Company contributions to the Company’s Retirement Savings Plan and the Company’s Supplemental Retirement Savings Plan. This column also includes $141,403 of premiums for life insurance that the Company funds on Mr. Morris’ behalf and a tax gross-up payment of $97,858 to Mr. Morris on the value of this benefit. It also includes a proportionate amount of the premium for an accidental death policy that AEP provides to all of its directors.

For Mr. Morris, the amount shown for 2007 includes the aggregate incremental cost associated with his personal use of Company-provided aircraft of $289,865. This amount is the incremental cost to the Company for his personal use of Company-provided aircraft, including all operating costs such as fuel, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, the lease costs for Company aircraft and the cost of maintenance not related to personal trips, are excluded. For proxy reporting purposes, personal use of corporate aircraft includes the incremental cost of relocating aircraft to accommodate personal trips and the incremental costs of flights in 2007 for Mr. Morris to attend outside board meetings for the public companies at which he serves as an outside director.

The Company reimbursed executives for expenses for spouse travel to events that the Company invited the executive’s spouse to attend. A tax gross-up on the value of such spousal travel in Company aircraft is included under tax gross-ups below.

All Other Compensation

Type	Michael G. Morris	Holly Keller Koeppel	Susan Tomasky	Carl L. English	Robert P. Powers	Thomas M. Hagan
Retirement Savings Plan Match	$7,471	$7,748	$10,125	$10,125	$10,125	$9,541
Supplemental Retirement Savings Plan Match	82,529	31,160	32,625	35,758	31,303	29,222
Tax Gross-Ups	103,328	446	920	—	2,156	809
Subsidiary Company Directors Fees	16,600	16,000	9,900	11,800	7,900	7,600
Life Insurance, Including Director Insurance	142,151	—	—	—	—	—
Country and Dining Club Dues, Incidentals and Airline Club Dues	1,779	2,017	890	2,161	6,779	200
Financial Counseling and Tax Preparation	—	2,350	15,900	—	9,653	—
Personal Use of Company Aircraft	289,865	—	—	—	—	—
Personal Services of Employees	26	—	—	—	—	—

Grants of Plan Based Awards

Name (a)	Grant Date Approval(1) (b)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Grant Date Fair Value of Stock and Option Awards(5) ($) (h)
			Threshold ($) (c)	Target ($) (d)	Maximum(3) ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Michael G. Morris
2007 Senior Officer Incentive Plan	—	1/1/2007	—	1,320,000	2,640,000
2007 – 2009 Performance Units	12/13/06	1/1/2007				16,250	130,000	260,000	5,515,900
Holly Keller Koeppel
2007 Senior Officer Incentive Plan	—	1/1/2007	—	270,000	540,000
2007 – 2009 Performance Units	12/13/06	1/1/2007				2,445	19,560	39,120	829,931
Susan Tomasky
2007 Senior Officer Incentive Plan	—	1/1/2007	—	325,000	650,000
2007 – 2009 Performance Units	12/13/06	1/1/2007				2,445	19,560	39,120	829,931
Carl L. English
2007 Senior Officer Incentive Plan	—	1/1/2007	—	331,500	663,000
2007 – 2009 Performance Units	12/13/06	1/1/2007				2,445	19,560	39,120	829,931
Robert P. Powers
2007 Senior Officer Incentive Plan	—	1/1/2007	—	294,000	588,000
2007 – 2009 Performance Units	12/13/06	1/1/2007				2,445	19,560	39,120	829,931
Thomas M. Hagan
2007 Senior Officer Incentive Plan	—	1/1/2007	—	264,000	528,000
2007 – 2009 Performance Units	12/13/06	1/1/2007				2,079	16,630	33,260	705,611

(1)	On December 13, 2006, the HR Committee approved the 2007 performance unit awards under AEP’s long-term incentive plan. The performance and vesting period for these awards is January 1, 2007 through December 31, 2009.
(2)	Consists of potential payouts under the Senior Officer Incentive Plan. The amount actually earned by each of the named executive officers is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(3)	The amount shown in this column represents 200% of the target amount for each of the named executive officers under the Senior Officer Incentive Plan. There are two separate absolute limits pertaining to this plan. Award payments for 2007 cannot exceed the value determined based on the performance objective established for 2007 by the HR Committee. This performance objective was .75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes, a percentage of which was further allocated to each executive officer. In addition, the maximum award payment is the lesser of:
(i)	$6,000,000 or
(ii)	400% of the executive’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the award.
(4)	Consists of performance units awarded under our Long-Term Incentive Plan for the three-year performance period 2007 – 2009. For further information on these awards, see the description under 2007 Stock Award Grants on page 39.
(5)	The amounts shown in this column relate to performance units granted under our Long-Term Incentive Plan. The amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FASB 123R. See Note 16 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2007. The value is computed by multiplying the closing price of AEP common stock on December 13, 2006 ($42.43) by the target number of performance units granted. The actual number of performance units earned will depend on AEP’s performance over the 2007 through 2009 period and could vary from zero percent (0%) to two-hundred percent (200%) of the target award plus reinvested dividends.

Employment Agreements

The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific action to terminate it. Mr. Morris is eligible to receive an annual bonus under the Senior Officer Incentive Plan and his target percentage will be equal to at least 100% of his base salary.

The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares, a performance unit grant for 119,000 units, 100,000 restricted shares as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept employment with the Company. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining 50,000 shares vested on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively.

The Agreement provides that Mr. Morris may use the Company aircraft for personal use in accordance with Company policies in effect for senior executives. Mr. Morris receives gross-up payments to cover applicable federal, state and local income taxes on the portion of the imputed income associated with travel expenses for his wife when she accompanies him for business purposes. Mr. Morris is entitled to use memberships sponsored by the Company at local country and luncheon clubs and to participate in the Company’s financial counseling program.

The Company purchased a universal life insurance policy for Mr. Morris with a $3 million death benefit, and continues to pay premiums to maintain that policy. Mr. Morris was provided an opening balance in the AEP Supplemental Retirement Plan of $2.1 million, which vests in increments of 20% on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the AEP Supplemental Retirement Plan (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 44. If the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

The Company entered into an employment agreement with Mr. English (English Agreement) that became effective August 2, 2004. Mr. English is eligible to receive an annual bonus under the Senior Officer Incentive Plan, and his target percentage will be equal to at least 65% of his base salary. The English Agreement awarded Mr. English 30,000 restricted stock units. One-third of the restricted stock units awarded to Mr. English (10,000 units) vested in August 2005, 2006 and 2007. Mr. English’s cash balance account under the AEP Supplemental Retirement Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 44.

Ms. Koeppel, Ms. Tomasky, Mr. Powers and Mr. Hagan each have agreements with the Company, which result in their being credited with 15.25, 20, 17 and 2.92 years, respectively, of additional service under AEP’s pension plans. For further information on these agreements, see the Pension Benefits Table on page 44.

In addition to these agreements, each of the Named Executive Officers has entered into a Change In Control Agreement with AEP. For further information about these change in control agreements see Potential Payments upon Termination or Change in Control on page 49.

2007 Stock Award Grants

The named executive officers were awarded performance units effective as of January 1, 2007. These performance units were granted for a three-year performance period

(2007-2009) and generally vest, subject to the participant’s continued employment, at the end of the performance period. Performance units are generally equivalent in value to shares of AEP common stock. Dividends are reinvested in additional performance units. The performance units granted in 2007 are subject to two equally weighted performance measures for the 2007-2009 three-year performance period, which are:

•	three-year total shareholder return measured relative to the S&P Utilities Index, and

•	three-year cumulative earnings per share measured relative to the Company’s then current earnings guidance.

These performance measures are described in detail in Compensation Discussion and Analysis-Performance Units on page 26. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. The value of each performance unit that is earned equals the average closing price of AEP common stock for the last twenty days of the performance period.

Effective January 1, 2008, the named executive officers were also awarded performance units for the 2008-2010 three-year performance period under terms that are otherwise similar to those described above for the 2007-2009 performance period. The three-year cumulative earnings per share target for the 2008-1010 performance units was set at the midpoint of AEP’s earnings guidance as of January 1, 2008, which was $10.125 per share. The threshold (25% of target payout) and maximum (200% of target payout) for the earnings per share measure were set at the same percentage of the target performance level (90% and 110% of target, respectively) as the previously granted performance units. The relative total shareholder return performance measure for these performance units is identical to that for the previously granted performance units.

2007 Non-Equity Incentive Compensation.    For 2007 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base salary for Mr. Morris;

•	65 percent of base salary for Ms. Tomasky and Mr. English; and

•	60 percent of base salary for all other named executive officers.

Actual awards generally vary from 0% to 200% of the annual incentive target, although the HR Committee may approve larger awards.

In February 2007 the HR Committee established AEP’s 2007 ongoing earnings guidance of $2.85- $3.05 per share as the funding measure for AEP’s annual incentive compensation program. This performance measure required earnings per share equal to:

•	The low end of AEP’s earnings guidance ($2.85 per share) for a threshold 20% of target score and award pool;

•	The mid-point of AEP’s earnings guidance ($2.95 per share) for a 100% of target score and award pool; and

•	The high end of AEP’s earnings guidance ($3.05 per share) for a maximum 200% of target score and award pool.

In 2007 AEP produced ongoing EPS of $3.00, which was in the higher end of this range. This resulted in a 2007 ongoing earnings per share score of 156.0% of target and an award pool equal to 156.0% of the target award pool for the Company as a whole. For 2007, ongoing EPS differed from earnings per share reported in AEP’s financial statements. See our Form 8-K filed on January 29, 2008 announcing 2007 fourth quarter and year-end earnings for a reconciliation of on-going and reported EPS.

For 2007 the HR Committee also established an Executive Council Scorecard with four equally weighted performance categories: employee safety, operating performance, rate recovery and strategic initiatives. In addition, the HR Committee established a fatality circuit-breaker for the safety component that would have reduced the score for this component to 0% if AEP had experienced an accidental work related employee fatality in 2007. The scores for the employee safety, operating performance, rate recovery and strategic initiatives goals for 2007 combined to produce an Executive Council Scorecard result of 108.5% of target.

In order to allocate the award pool created by AEP’s EPS to each incentive group, including the group that includes the named executive officers, the resulting scores are divided by the weighted average performance score for all groups. For 2007 the average performance score for all groups in AEP’s annual incentive compensation program was 126.0% of target. This produced an Overall Performance Score for the named executive officers of 134.4% of target.

The annual incentive opportunity for each employee for a given year is calculated by multiplying their base earnings by their annual incentive target and the overall award score for their group for such year. This calculated bonus opportunity, as shown in the chart on page 23, is the starting point from which annual incentive awards differences attributable to individual performance are reflected.

AEP provides annual incentive compensation to executive officers through the American Electric Power Company, Inc. Senior Officer Incentive Plan, which was approved by shareholders at the 2007 annual meeting. This plan establishes the maximum annual incentive award opportunity for each executive officers but actual awards are generally expected to be less than the maximum award available under this plan. The Senior Officer Incentive Plan also has a maximum individual award of $6,000,000 or 400% of the executive’s base salary at the time of grant in any fiscal year. The maximum annual incentive payment for each executive officer is the lower of the annual incentive opportunity created by their portion of the performance measure or the maximum individual award under the plan.

For 2007 the HR Committee chose a performance objective under the Senior Officer Incentive Plan that the Company achieve positive income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income), establishing the maximum amount available for awards under the Senior Officer Incentive Plan would be point seventy five percent (.75%) of that Adjusted Income for 2007. The HR Committee further allocated a percentage of this maximum to each executive officer, as shown in the table below.

Name	2007 SOIP Funding Allocation
Mr. Morris	39.2%
Ms. Koeppel	9.6%
Ms. Tomasky	9.6%
Mr. English	9.6%
Mr. Powers	8.5%
Mr. Hagan	7.8%

In addition to the award calculation described above, consideration was given to a subjective assessment of each executive’s performance in determining the annual incentive awards for the named executive officers. The 2007 annual incentive awards are shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table for 2007. These awards were each less than the maximum available for each executive officer under the Senior Officer Incentive Plan and were paid in March 2008. For additional analysis of AEP’s annual incentive program see the Compensation Discussion and Analysis beginning on page 18.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (#) (e)	Market Value of Shares or Units of Stock That Have Not Vested ($) (f)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (g)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (h)(4)
Michael G. Morris
Stock Options	149,000	30.76	1/2/2014
Restricted Shares(1)				202,021	9,406,098	—	—
2006 – 2008 Performance Units(2)				—	—	145,476	13,546,725
2007 – 2009 Performance Units(3)				—	—	134,530	12,527,434
Holly Keller Koeppel
2006 – 2008 Performance Units(2)				—	—	20,151	1,876,461
2007 – 2009 Performance Units(3)				—	—	20,242	1,884,935
Susan Tomasky
2006 – 2008 Performance Units(2)				—	—	35,529	3,308,460
2007 – 2009 Performance Units(3)				—	—	20,242	1,884,935
Carl L. English
2006 – 2008 Performance Units(2)				—	—	37,113	3,455,963
2007 – 2009 Performance Units(3)				—	—	20,242	1,884,935
Robert P. Powers
Stock Options	29,334	27.06	9/25/2012
Stock Options	16,667	27.95	12/10/2013
2006 – 2008 Performance Units(2)				—	—	26,509	2,468,518
2007 – 2009 Performance Units(3)				—	—	20,242	1,884,935
Thomas M. Hagan
Stock Options	63,000	27.06	9/25/2012
Stock Options	25,000	27.95	12/10/2013
2006-2008 Performance Units(2)				—	—	20,151	1,876,461
2007 – 2009 Performance Units(3)				—	—	17,209	1,602,502

(1)	Mr. Morris has 200,000 restricted shares that he received upon his hire and will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. Mr. Morris also received 5,000 restricted stock units in February 2005 as part of the 2004 incentive award, 2,021 of which had not vested at December 31, 2007. These units vested on February 22, 2008. The amount shown includes reinvested dividends on the restricted stock units.
(2)	Consists of the target number of performance units awarded under our Long-Term Incentive Plan for the three-year performance period 2006 – 2008, and includes additional performance units resulting from reinvested dividends.
(3)	Consists of the target number of performance units awarded under our Long-Term Incentive Plan for the three-year performance period 2007 – 2009, and includes additional performance units resulting from reinvested dividends.
(4)	The market value of the performance units reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2007 ($46.56) by the maximum number of performance units issueable (200% of the target amount set forth in column g). The actual number of performance units issued upon vesting will be based on AEP’s performance over the applicable 3 year period.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)(3)
Michael G. Morris	—	—	259,320	(1)	12,073,939
			1,667	(2)	75,882
Holly Keller Koeppel	36,700	608,403	36,651	(1)	1,706,471
Susan Tomasky	204,334	3,057,828	64,830	(1)(4)	3,018,485
Carl L. English	—	—	58,952	(1)(4)	2,744,805
			12,566	(2)	578,287
Robert P. Powers	133,300	1,383,050	38,898	(1)	1,811,091
Thomas M. Hagan	62,500	914,063	36,651	(1)	1,706,471

(1)	Represents performance units under the Company’s Long-Term Incentive Plan for the 2005 – 2007 performance period that vested on December 31, 2007.
(2)	Represents vesting of restricted stock units under the Company’s Long Term Incentive Plan. For Mr. Morris, includes 1,667 restricted stock units that vested on February 22, 2007. For Mr. English, includes 12,566 that vested on August 2, 2007.
(3)	Value shown in this column is computed by multiplying the number of shares by the market value of the shares on the vesting date; however, the actual value realized for the performance units is calculated based on the previous 20-day average closing market price of AEP common stock. For a more detailed discussion of vesting of performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 25.
(4)	Performance units earned for the 2005-2007 performance period were paid in January 2008. For the named executive officers that have not met their stock ownership targets, the amounts were deferred in January 2008 into the Company’s Stock Ownership Requirement Plan, net of performance units that were withheld to pay taxes. That plan is more fully described on page 48.

Executive officers may only exercise stock options pursuant to AEP’s Insider Trading Policy. In addition, an attorney from AEP’s legal department must approve in advance each sale by an executive officer.

The HR Committee established performance unit targets in December 2004 for a 2005 through 2007 performance period. The HR Committee established two equally weighted performance measures for this performance period: Total Shareholder Return measured relative to the Utility Companies in the S&P 500 Index and cumulative earnings per share measured relative to a Board-approved target. AEP’s total shareholder return for this performance period was at the 53rd percentile of the Utilities Companies in the S&P 500, which produced a score of 108.7%. AEP’s cumulative earnings per share was $8.38 for this performance period, which was 112% of the earnings target. This produced a maximum earnings per share score of 200%. The average of these two scores produced a composite score of 154.3% of the target award. These performance units vested on December 31, 2007.

The performance units quantified in columns (d) and (e) are described in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis. The vesting of restricted stock units quantified in columns (d) and (e) is described under Employment Agreements on page 39.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefits(1) (d)		Payments During Last Fiscal Year (e)
Michael G. Morris	AEP Retirement Plan	4	$60,235		—
	AEP Supplemental Benefit Plan	— (2)	3,177,266		—
Holly Keller Koeppel	AEP Retirement Plan	7.5	114,261		—
	AEP Supplemental Benefit Plan	22.75(3)	1,240,607		—
Susan Tomasky	AEP Retirement Plan	9.5	195,424		—
	AEP Supplemental Benefit Plan	29.5 (3)	2,717,243		—
Carl L. English	AEP Retirement Plan	3.5	59,511		—
	AEP Supplemental Benefit Plan	— (2)	190,525		—
Robert P. Powers	AEP Retirement Plan	9.5	183,586		—
	AEP Supplemental Benefit Plan	26.5 (3)	1,819,081		—
Thomas M. Hagan	CSW Cash Balance Plan	27	1,224,391	(4)	—
	CSW SERP	30 (5)	1,715,416	(4)	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2007, and the following assumptions (which are consistent with those used in AEP’s financial statements):

•

The named executive officer retires at his or her assumed retirement age (normal retirement age 65, or, if applicable, such earlier age that unreduced benefits would be payable to the named executive officer), and commences the payment of benefits (the “annual accrued benefit”).

•

The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued annual benefit, an assumed interest rate of 6.00% and assumed mortality based upon the IRS 2008 sex-distinct mortality tables. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued annual benefit, an assumed interest rate of 6.50% and assumed mortality based on the 2008 IRS Applicable Mortality table. The present value of both the annuity benefit and the lump sum benefit at each executive’s current age is based upon an assumed interest rate of 6.00%

•	The present value of the accrued benefit is weighted based on 75% lump sum and 25% annuity, based on the assumption that participants elect those benefit options in that proportion.

(2)	Mr. Morris and Mr. English each has an individual agreement that provides for annual credits at the maximum rate provided (currently 8.5%). If not for their agreements, their combined age and service at December 31, 2007 would have entitled each of them to an annual credit at only 7.0% of eligible pay. Mr. Morris’ agreement further provided him an opening cash balance credit of $2,100,000 as of January 1, 2004. The higher crediting rate for Mr. Morris and Mr. English, and Mr. Morris’ opening cash balance credit, have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $2,655,711 and $47,406, respectively.
(3)	Ms. Koeppel, Ms. Tomasky and Mr. Powers each has an individual agreement with AEP that credits them with years of service in addition to their actual years of service with AEP. Their additional years of service credit have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $870,643, $1,616,466, and $1,181,678, respectively.
(4)	The Present Value of Accumulated Benefits for Mr. Hagan also is based upon the assumption that the cost of living adjustments applicable to Mr. Hagan’s annuity benefits would be 3% per year.
(5)	Mr. Hagan has an individual agreement under which he is entitled to a retirement benefit that is calculated based upon 30 years of credited service. The additional years of service credit have augmented the present value of his accumulated benefits under the CSW SERP by $285,817.

Overview.    AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide (i) benefits that cannot be paid under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain of the named executive officers. The plans are designed in tandem to provide an appropriate level of income upon retirement.

AEP Retirement Plan.    The AEP Retirement Plan is a tax-qualified defined benefit pension plan. As a general matter, the benefits that are available under the AEP Retirement Plan are determined by reference to a cash balance formula. In addition, employees who have continuously participated in the AEP Retirement Plan since December 31, 2000 (called “Grandfathered AEP Participants”) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. Ms. Koeppel, Ms. Tomasky, and Mr. Powers are Grandfathered AEP Participants.

A.	Cash Balance Formula. Under the cash balance formula, each participant has an account established to which dollar amount credits are allocated each year.

1.	Company Credits. Each year, the plan credits each participant with an amount equal to a percentage of the participant’s current year salary and prior year earned annual incentive pay. The applicable percentage is based on the participant’s age and years of vesting service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2007, the limit was $225,000.

2.	Interest Credits. All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2007, the interest rate was 4.69%.

B.	Final Average Pay Formula. The Grandfathered AEP Participants also remain eligible for a pension benefit using the final average pay formula. Grandfathered AEP Participants will receive their benefits under the formula that provides the higher benefit.

The formula used to calculate the final average pay benefit for the applicable named executive officers is (A) the participant’s years of service times the sum of (i) 1.1% of the participant’s high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5% of the amount by which the participant’s High 36 exceeds the participant’s average Social Security covered compensation.

As of December 31, 2010, each Grandfathered AEP Participant’s final average pay benefit payable at the participant’s normal retirement age will be frozen and unaffected by the participant’s subsequent service or compensation.

C.	Vesting. As of December 31, 2007, Ms. Tomasky, Ms. Koeppel and Mr. Powers were all vested. Effective beginning January 1, 2008, a participant vests after only 3 years of service. Therefore, Mr. Morris and Mr. English became vested as of January 1, 2008.

AEP Supplemental Benefit Plan.    The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are calculated under the terms of the AEP Retirement Plan with certain modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay is taken into account for purposes of the final average pay formula; and (iii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded. However, eligible pay taken into account under the cash balance formula is limited to the greater of $1 million or two times the participant’s year-end base pay.

AEP has granted the named executive officers additional years of credited service or special credits or crediting rates or a special vesting schedule under the AEP Supplemental Benefit Plan. These grants are further described under Employment Agreements on page 39.

As of December 31, 2007, Ms. Koeppel Ms. Tomasky and Mr. Powers were fully vested in their AEP Supplemental Benefit Plan benefit. Mr. Morris was 60% vested in his AEP Supplemental Benefit Plan benefit. As of January 1, 2008, Mr. English became fully vested in his Supplemental Benefit Plan benefit, and Mr. Morris became 80% vested.

CSW Cash Balance Plan.    The CSW Cash Balance Plan is a tax-qualified defined benefit pension plan. The benefits generally are determined by reference to a cash balance formula. Company Credits and Interest Credits are the same as those described above for the AEP Retirement Plan. Of the named executive officers, only Mr. Hagan has earned a benefit under the CSW Cash Balance Retirement Plan and he continues to accrue benefits under that Plan. Mr. Hagan is fully vested.

Mr. Hagan also continues to accrue additional benefits under the plan’s grandfathered final average pay formula. Upon his retirement, Mr. Hagan may choose his benefit based on the cash balance formula or the final average pay formula. Mr. Hagan’s annual retirement benefit under the final average pay formula is based on 1 2/3% of his “Final Average Pay” times the number of years of credited service (up to a maximum of 30 years), reduced by 50% of his calculated Social Security benefit. Mr. Hagan’s “Final Average Pay” is his highest average annual base pay during any 36 consecutive calendar months in the 120 consecutive calendar months ending on the date of his termination of employment. The Internal Revenue Code limits Mr. Hagan’s Final Average Pay as of December 31, 2007 to $218,333.

If Mr. Hagan would elect retirement benefits that are calculated under the final average pay formula and to have those benefits paid as an annuity,

•	the monthly annuity payment would be adjusted annually based on changes in the Consumer Price Index up to a cumulative 3% per year; and

•

those benefits would not be subject to any reduction for commencement prior to the plan’s normal retirement age of 65. If Mr. Hagan had not been eligible for early retirement, his benefit available as of December 31, 2007 would have been reduced by 6.25%.

CSW SERP.    The CSW SERP is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are calculated under the terms of the CSW Cash Balance Plan without regard to the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits, but it takes into account enhancements granted pursuant to individual agreements with individual named executive officers. The grant of special service credit to Mr. Hagan is further described under Employment Agreements on page 39.

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Plan Name(1) (b)	Executive Contributions in Last FY(2) ($) (c)	Registrant Contributions in Last FY(3) ($) (d)	Aggregate Earnings in Last FY(4) ($) (e)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FYE(5) ($) (g)
Michael G. Morris	SRSP	384,500	82,529	73,936	—	1,560,217
	SORP	—	—	1,094,712	—	7,775,527

Holly Keller Koeppel	SRSP	157,423	31,160	60,054	—	916,161
	SORP	—	—	233,820	—	1,660,775

Susan Tomasky	SRSP	43,500	32,625	65,946	—	998,174
	SORP	—	2,938,534	246,610	—	4,690,159

Carl L. English	SRSP	47,677	35,758	10,974	—	235,520
	SORP		2,673,275	—		2,673,275

Robert P. Powers	SRSP	41,737	31,303	138,765	—	2,059,646
	ICDP	—	—	24,440	—	486,831
	SORP	—	1,185,112	239,891	—	1,703,898

Thomas M. Hagan	SRSP	105,096	29,222	28,820	—	574,146
	ICDP	—	—	2,298	—	46,355
	SORP	—	—	200,337	—	1,422,955

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.
(2)	The amounts set forth under “Executive Contributions in Last FY” are reported in either (i) the Salary column of the Summary Compensation Table as compensation for 2007; or (ii) the Non-Equity Incentive Compensation column of the Summary Compensation Table as compensation for 2006.
(3)	The amounts set forth under “Registrant Contributions in Last FY” for the Supplemental Retirement Savings Plan are reported in the Other Compensation column of the Summary Compensation Table. The amounts set forth for the Stock Ownership Requirement Plan are also shown in the Stock Awards column of the Summary Compensation Table, although the amounts reported in that column are limited to the amounts recognized in our financial statements pursuant to FASB 123R with regard to performance unit awards granted in 2005. The amounts set forth for the Stock Ownership Requirement Plan also are included in the Stock Awards columns of the Option Exercises and Stock Vested Table on page 43, but the value of the shares reported in this column reflects the 20-day average closing market price of AEP common stock as of December 31, 2007 ($47.74).
(4)	No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any Named Executive Officer’s account in any of the plans.
(5)	The amounts set forth under “Aggregate Balance at Last FYE”, excluding the amounts reported under “Executive Contributions in Last FY”, “Registrant Contributions in Last FY” and “Aggregate Earnings in Last FY”, has been previously reported in the Summary Compensation Table for which such amounts relate. No amounts set forth under “Aggregate Earnings in Last FY” have been previously reported, as there were no above market or preferential earnings credited to any Named Executive Officer’s account in any of the plans.

Overview.    AEP maintains executive deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of their base salary and annual incentive payments. The plans are unfunded, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following plans:

•	The American Electric Power System Supplemental Retirement Savings Plan;

•	The American Electric Power System Incentive Compensation Deferral Plan; and

•	The American Electric Power System Stock Ownership Requirement Plan.

Supplemental Retirement Savings Plan.    This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code.

•	Participants may defer up to 20% of the first $2,000,000 of their base pay and annual incentive pay.

•	The Company matches 75% of the participant’s contributions up to 6% of eligible compensation.

•

Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement date for up to five years from the date of their termination of employment.

•

Participants may direct the investment of their plan account. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan. The investment options are the same as those available in AEP’s qualified Retirement Savings Plan and one additional option providing interest at a rate set each December at 120% of the applicable federal long-term rate with monthly compounding.

Incentive Compensation Deferral Plan.    This plan allows eligible employees to defer taxes on annual incentive pay and earned performance units.

•	Participants may defer up to 80% of the full incentive award.

•	AEP does not offer any matching contributions.

•

Participants may direct the investment of their plan accounts. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan. The investment options are the same as those available in AEP’s qualified Retirement Savings Plan.

•

Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may withdraw amounts attributable to their pre-2005 contributions one time prior to termination of employment, but subject to a 10% withdrawal penalty. Participants may elect to take distributions from their account in the same manner as the Supplemental Retirement Savings Plan.

Stock Ownership Requirement Plan.    This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested.

•	If a participant has not satisfied all of his or her stock ownership requirements, he or she must defer the entire amount of earned performance units into AEP Career Shares.

•	If a participant has not satisfied all of his or her stock ownership requirements within 5 years, he or she must:

-	defer 50% of annual incentive pay into AEP Career Shares; and

-	retain all AEP shares realized through stock option exercises, except for shares that are sold to cover the exercise costs and taxes applicable to the exercise.

•

AEP Career Shares become payable in cash or AEP shares following the participant’s termination of employment. Participants may elect to take distribution of their AEP Career Shares in the same manner as the Supplemental Retirement Savings Plan.

Potential Payments upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change in control of the Company.

SEVERANCE

AEP currently provides full-time employees, including the named executive officers, with severance benefits in the event their employment is terminated as the direct result of a restructuring or downsizing (Severance-Eligible Employees) if the employee releases AEP from any and all claims. These severance benefits include:

•	A lump sum severance payment equal to two weeks of base pay for each year of Company service;

•	Continued eligibility for medical and dental benefits at the active employee rates; and

•	Outplacement services with an incremental cost to the Company of up to $30,000.

Severance-Eligible Employees who are within one year of becoming eligible for retiree medical benefits (which is available to those employees who are at least age 55 with at least 10 years of service – Retirement-Eligible Employees) are retained as active employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation payments for employees who would otherwise receive severance and vacation pay sufficient to offset their base pay for this period. The Company pays any remaining severance and vacation pay at the time of their retirement.

Although employees generally must be employed through yearend to be eligible for annual incentive compensation, Severance-Eligible Employees and Retirement-Eligible Employees remain eligible for annual incentive compensation for the year of their termination. Their target award reflects their cumulative base earnings for the plan year, which will be lower if the employee was not employed by the Company for the full plan year. Annual incentive awards for named executive officers continue to be subject to the performance-based maximum award limits of the Senior Officer Incentive Plan and the discretion of the HR Committee. Any annual incentive awards for severed or retired executive officers would be paid at approximately the same time as the awards for active employees.

If a Severance-Eligible Employee is terminated, a pro-rata portion of any outstanding performance units which the executive has held for at least six months remains eligible for payout. These prorated performance units will not vest until the vesting date set forth in the award agreement and remain subject to all performance objectives.

Severance-Eligible executives are also eligible for financial counseling and tax preparation services during the remainder of the year of their termination and the following calendar year. These services currently have a maximum annual incremental cost to the Company of $15,300.

CHANGE IN CONTROL

AEP defines “change in control” under its change in control agreements and long term incentive plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock;

•

A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation; or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers, which is triggered if there is a “change in control” of AEP and the named executive officer’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason”. These agreements provide for:

•	Lump sum payment equal to 2.99 times the named executive officers’ annual base salary plus target annual incentive under the annual incentive program;

•	Payment, if required, to make the named executive officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code; and

•	Outplacement services.

The amount of the lump sum payment would be reduced by up to 5% of the limit that would trigger the Section 4999 excise tax for the executive officer to the extent that this reduction would avoid that excise tax.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	the willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board; or

(ii)	the willful conduct or omission by the executive, which the Board determines to be illegal; gross misconduct that is injurious to the Com-pany; or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)	an adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control;

(ii)	the Company’s failure to pay the executive in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control;

(iii)	the reduction of the executive’s salary as in effect on the date of the change in control;

(iv)	any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies;

(v)	a failure by the Company to obtain from any successor the assent to the change in control agreement; or

(vi)	the relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company has an opportunity to cure any of these circumstances before they may be considered “good reason”.

Also, award agreements issued under the Long-Term Incentive Plan provide that all outstanding awards will vest immediately upon a change in control. In addition, each type of long-term incentive award will be subject to special payment and valuation provisions upon a change in control as follows:

Stock Options—Participants with outstanding stock options would currently be entitled to a ninety day tandem stock appreciation right. This tandem stock appreciation right would provide the executive with the right to exchange any of their options for a cash payment equal to the difference between the Change in Control Price Per Share, as defined below, and their option exercise price. The Change in Control Price Per Share would be the higher of (i) the highest closing price of a share of common stock during the ninety day period prior to and including the date of a change in control or (ii) if the change in control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the highest price paid per share of common stock in that transaction.

Performance Unit Awards—The performance unit awards will be deemed to have been fully earned at 100% of the target score, and all outstanding performance unit awards would be paid in a lump sum in cash at the higher of (i) the average closing price of a share of AEP common stock for the last 20 trading days prior to the change in control or (ii) if the change in control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the highest price paid per share of common stock in that transaction.

Restricted Stock Units—Participants receive one share of AEP common stock for each outstanding restricted stock unit as the result of a change in control.

Restricted Stock—No special provisions apply to AEP’s restricted stock in the event of a change in control, although the HR Committee has the authority to accelerate the vesting of any and all equity awards.

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change in control (which is currently defined as an acquisition of more than 25% of the Company’s voting stock, a change in the majority of the board within two years, or merger or consolidation where AEP shares do not continue to represent at least 50% control, or shareholder approval of the complete liquidation of the Company or a sale of substantially all of its assets).

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each named executive officer in the event his or her employment had terminated on December 31, 2007 under the circumstances cited in each column.

The values shown in the change in control column are triggered only if both of the following events occur (which is often referred to as a double trigger):

1)	There is a change in control of the Company, and

2)	The named executive officer’s employment is terminated by the Company without cause or by the executive with good reason.

No information is provided for terminations due to disability, because it is not AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2007

For Michael G. Morris

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance		For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($1.2 million)	$0	$2,400,000	[1]	$0	$3,588,000	$0
Annual Incentive for Completed Year[2]	$1,774,100	$1,774,100		$0	$1,774,100	$1,774,100
Other Payment for Annual Incentives[3]	$0	$0		$0	$3,946,800	$0
Long-Term Incentives:[4]
Unvested Restricted Shares (200,000)[5]	$0	$0		$0	$0	$0
Unvested 2006-2008 Performance Units[6]	$0	$4,630,030		$0	$6,945,045	$4,630,030
Unvested 2007-2009 Performance Units[6]	$0	$2,140,818		$0	$6,422,454	$2,140,818
Unvested and Accelerated Restricted Stock Units	$0	$91,505		$0	$94,120	$91,505
Benefits:
Pension[7,8]	$0	$0		$0	$1,310,512	$1,310,512
Health and Welfare Benefits[9]	$0	$14,335		$0	$14,335	$0
Life Insurance Proceeds[10]	$0	$0		$0	$0	$8,000,000
Financial Counseling	$0	$15,290		$0	$15,290	$15,290
Outplacement Services[11]	$0	$30,000		$0	$30,000	$0
Other
Tax Gross-up upon change in control[13]	$0	$0		$0	$6,230,952	$0
Total Incremental Compensation And Benefits	$1,774,100	$11,096,078		$0	$30,371,607	$17,962,255

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2007

For Holly Keller Koeppel

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($450,000)	$0	$138,462	$0	$1,345,500	$0
Annual Incentive for Completed Year[2]	$362,600	$362,600	$0	$362,600	$362,600
Other Payment for Annual Incentives[3]	$0	$0	$0	$807,300	$0
Long-Term Incentives:[4]
Unvested 2006-2008 Performance Units[6]	$0	$641,345	$0	$962,017	$641,345
Unvested 2007-2009 Performance Units[6]	$0	$322,111	$0	$966,332	$322,111
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits[9]	$0	$18,302	$0	$18,302	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$5,100,000
Financial Counseling	$0	$15,290	$0	$15,290	$15,290
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change in control[13]	$0	$0	$0	$1,313,675	$0
Total Incremental Compensation and Benefits	$362,600	$1,528,109	$0	$5,821,017	$6,441,346

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2007

For Susan Tomasky

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($500,000)	$0	192,308	$0	$1,495,000	$0
Annual Incentive for Completed Year[2]	$436,800	$436,800	$0	$436,800	$436,800
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,046,500	$0
Long-Term Incentives:[4]
Unvested 2006-2008 Performance Units[6]	$0	$1,130,756	$0	$1,696,134	$1,130,756
Unvested 2007-2009 Performance Units[6]	$0	$322,111	$0	$966,332	$322,111
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits[9]	$0	$18,292	$0	$18,292	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$5,000,000
Financial Counseling	$0	$15,290	$0	$15,290	$15,290
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change-in control[13]	$0	$0	$0	$1,886,789	$0
Total Incremental Compensation and Benefits	$436,800	$2,145,557	$0	$7,591,138	$6,904,957

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2007

For Carl L. English

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($510,000)	$0	$78,462	$0	$1,524,900	$0
Annual Incentive for Completed Year[2]	$445,200	$445,200	$0	$445,200	$445,200
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,143,675	$0
Long-Term Incentives:[4]
Unvested 2006-2008 Performance Units[6]	$0	$1,181,172	$0	$1,771,758	$1,181,172
Unvested 2007-2009 Performance Units[6]	$0	$322,111	$0	$966,332	$322,111
Benefits:
Pension[8]	$0	$0	$0	$252,732	$252,732
Health and Welfare Benefits[9]	$0	$13,684	$0	$13,684	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$2,040,000
Financial Counseling	$0	$15,290	$0	$15,290	$15,290
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change-in control[13]	$0	$0	$0	$2,108,660	$0
Total Incremental Compensation and Benefits	$445,200	$2,085,919	$0	$8,272,232	$4,256,505

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2007

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($490,000)	$0	$188,462	$0	$1,465,100	$0
Annual Incentive for Completed Year[2]	$394,700	$394,700	$0	$394,700	$394,700
Other Payment for Annual Incentives[3]	$0	$0	$0	$879,060	$0
Long-Term Incentives:[4]
Unvested 2006-2008 Performance Units[6]	$0	$843,694	$0	$1,265,542	$843,694
Unvested 2007-2009 Performance Units[6]	$0	$322,111	$0	$966,333	$322,111
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits[9]	$0	$13,676	$0	$13,676	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$4,410,000
Financial Counseling	$0	$15,290	$0	$15,290	$15,290
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change-in control[13]	$0	$0	$0	$1,633,885	$0
Total Incremental Compensation and Benefits	$394,700	$1,807,933	$0	$6,663,586	$5,985,795

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2007

For Thomas M. Hagan

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($440,000)	$0	$473,846	$0	$1,315,600	$0
Annual Incentive for Completed Year[2]	$364,500	$364,500	$0	$364,500	$364,500
Other Payment for Annual Incentives[3]	$0	$0	$0	$789,360	$0
Long-Term Incentives:[4]
Unvested 2006-2008 Performance Units6,6a	$641,345	$641,345	$0	$962,017	$641,345
Unvested 2007-2009 Performance Units6,6a	$273,860	$273,860	$0	$821,580	$273,860
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits9a	$0	$0	$0	$0	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$3,700,000
Financial Counseling	$0	$15,290	$0	$15,290	$15,290
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Vacation[12]	$42,308	$42,308	$0	$42,308	$42,308
Other
Tax Gross-up upon change in control[13]	$0	$0	$0	$1,128,026	$0
Total Incremental Compensation and Benefits	$1,322,013	$1,841,149	$0	$5,468,681	$5,037,303

(1)	Mr. Morris’ employment agreement provides a severance benefit equal to two times his base pay in the event his employment is terminated not for cause, as defined therein.
(2)	The amounts shown for annual incentive compensation for named executive officers is their calculated bonus opportunity, as shown on page 23, but is subject to the award determination process described in Compensation Discussion and Analysis.
(3)	Represents a severance payment of 2.99 times each named executive officer’s current target annual incentive as of December 31, 2007.
(4)	The long-term incentive values shown represent the values that would be paid under such circumstances shown in each column, which are different from the values calculated in accordance with FAS 123R.
(5)	Mr. Morris’ restricted shares will be forfeited upon termination prior to vesting unless the HR Committee determines that the circumstances of the termination warrant otherwise.
(6)	Except in the event of a change in control, performance criteria continue to apply to performance units that are vested early. Award payments are not accelerated.
(6a)	Since Mr. Hagan is retirement eligible under the terms of the Long Term Incentive Plan, any termination of his employment, other than for cause, will result in vesting of a prorated portion of his performance units.
(7)	As of December 31, 2007, pursuant to his employment agreement, Mr. Morris was 60% vested in his pension benefits and was eligible to take a distribution of such benefit upon the termination of his employment for any reason through the non-qualified AEP Supplemental Benefit Plan. An additional 20% of this benefit vested on January 1, 2008.
(8)	The amounts shown are only those pension benefits that vest under the circumstances described. AEP’s pension benefits fully vest upon death or a change in control. If full vesting occurs by reason of death then a portion of such benefit would be funded by the qualified AEP Retirement Plan trust, rather than the Company itself. The value of non-incremental pension benefits is included in the Non-Incremental Compensation and Benefits table below.

(9)	Represents the cost to the Company of providing subsidized medical and dental insurance at employee rates for 18 months.
(9a)	Mr. Hagan is eligible for retiree medical coverage following the termination of his employment. The value of this non-incremental benefit is included in the Non-Incremental Compensation and Benefits table below.
(10)	Represents the total death benefit potentially available from unaffiliated insurance carriers for both Company-paid and participant-paid life and AD&D insurance.
(11)	Represents the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.
(12)	Represents vacation accrued for 2008, which is paid to retirement eligible employees upon their employment termination for any reason other than for cause.
(13)	Represents a tax gross-up for the excise tax under section 4999 of the Internal Revenue Code, including all applicable taxes on this tax gross-up itself. The amount does not reflect any reductions attributable to non-compete agreements or other provisions to which the executive must agree to be eligible for change in control benefits.

The following table shows the value of additional compensation and benefits as of December 31, 2007 that would have been provided to each named executive officer after a termination of his or her employment on such date. These amounts have generally accrued to or been deferred by executives over multiple years and only a portion is attributable to compensation for 2007.

Non-Incremental Post-Termination Compensation and Benefits as of December 31, 2007

Name (a)	Long-Term Incentives			Benefits
	Vested Stock Options (b)(1)	Vested Performance Units (c)(2)	AEP Career Shares (d)(3)	Vacation Payout (e)(4)	Post Retirement Benefits (f)(5)	Deferred Compensation (g)(6)
Michael G. Morris	$2,354,200	$12,379,919	$7,583,337	$9,231	$1,965,768	$1,560,217
Holly Keller Koeppel	$—	$1,749,695	$1,619,725	$63,173	$1,662,355	$916,161
Susan Tomasky	$—	$3,094,980	$1,708,330	$34,615	$3,364,686	$998,174
Carl L. English	$—	$2,814,368	$—	$80,423	$—	$235,520
Robert P. Powers	$882,186	$1,856,988	$1,661,783	$16,962	$2,358,636	$2,546,476
Thomas M. Hagan	$1,693,750	$1,749,695	$1,387,784	$42,413	$3,494,938	$620,501

(1)	Represents the value that would have been realized had the named executive officer exercised his or her vested and outstanding stock options at the closing price of AEP common stock on December 31, 2007.
(2)	Represents the value of performance units that vested on December 31, 2007 and were either paid or mandatorily deferred into the Stock Ownership Requirement Plan (SORP) in January 2008. The amounts deferred into the SORP are shown as Registrant Contribution in column (d) of the Non-Qualified Deferred Compensation Table on page 47.
(3)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan.
(4)	Represents payment of accumulated but unused vacation for the current year and any carry-over from prior years.
(5)	Represents the lump sum of pension benefits available to each executive, and for Mr. Hagan, the value of retiree medical benefits.
(6)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are reported in column (c).

Share Ownership of Directors and Executive Officers

THE FOLLOWING TABLE sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2008 for all Directors, each of the persons named in the Summary Compensation Table and all Directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Retainer Deferral Plan Stock Units(b)	Options Exercisable Within 60 Days	Total
E. R. Brooks	12,478		14,540	—	—	27,018
D. M. Carlton	7,431		14,540	—	—	21,971
R. D. Crosby, Jr.	—		4,323	—	—	4,323
J. P. DesBarres	5,000	(d)	16,044	2,067	—	23,111
C. E. English	20,899		55,997	—	—	76,896
R. W. Fri	3,000		16,925	—	—	19,925
L. A. Goodspeed	—		4,904	—	—	4,904
T. M. Hagan	16,475	(c)	29,890	—	88,000	134,365
T. Hoaglin	1,000	(h)	—	—	—	1,000
W. R. Howell	1,692		14,540	56	—	16,288
L. A. Hudson, Jr.	1,853	(e)	19,747	—	—	21,600
H. K. Koeppel	1,775	(c)	34,788	—	—	36,563
M. G. Morris	295,950	(g)	164,893	—	149,000	609,843
L. L. Nowell III	—		7,720	—	—	7,720
R. P. Powers	737	(c)	35,793	—	46,001	82,531
R. L. Sandor	1,092		14,540	2,927	—	18,559
D. G. Smith	2,500		17,558	—	—	20,058
K. D. Sullivan	—		15,854	8,196	—	24,050
S. Tomasky	4,370	(c)	104,109	—	—	108,479
All directors, nominees and executive officers as a group (21 persons)	387,323	(f)	628,062	13,246	288,901	1,317,532

(a)	This column includes amounts deferred in Stock Units and held under the Stock Unit Accumulation Plan for Non-Employee Directors and held under AEP’s various officer benefit plans. Includes the following numbers of career shares: Mr. Morris, 162,872; Mr. English 55,997, Mr. Hagan, 29,806; Ms. Koeppel, 34,788; Mr. Powers, 35,691; Ms. Tomasky, 98,244; and all directors and executive officers as a group, 458,259.
(b)	This column reflects amounts held in the Retainer Deferral Plan for Non-Employee Directors.
(c)	Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Ms. Koeppel, 275; Mr. Hagan, 5,892; Mr. Powers, 737; Ms. Tomasky, 4,370; and all directors and executive officers as a group, 11,274.
(d)	Includes 5,000 shares held in joint tenancy with a family member.
(e)	Includes 750 shares held by family members of Dr. Hudson over which he disclaims beneficial ownership.
(f)	Represents less than 1% of the total number of shares outstanding.
(g)	Includes restricted shares with different vesting schedules, that include dividend and voting rights, but the shares cannot be sold, transferred or pledged until they vest.
(h)	Purchased shares on February 4, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(a) of the Exchange Act requires AEP’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of AEP Common Stock with the SEC. Executive officers and directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP’s executive officers and directors during the fiscal year ended December 31, 2007, AEP believes that all Section 16(a) filing requirements were met during 2007.

Share Ownership of Certain Beneficial Owners

SET FORTH BELOW are the only persons or groups known to AEP as of December 31, 2007, with beneficial ownership of five percent or more of AEP Common Stock.

	AEP Shares
Name, Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class

Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	22,527,886(a)	5.63%

(a)	Based on the Schedule 13G jointly filed with the SEC, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG reported that they have sole power to vote 19,460,833 shares and sole dispositive power for 22,527,886 shares.

Shareholder Proposals and Nominations

TO BE INCLUDED in AEP’s proxy statement and form of proxy for the 2009 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: John B. Keane, Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 12, 2008.

Notice to nominate a director must include your name, address, number of shares you own; the name, age, business address, residence address and principal occupation of the nominee and the number of shares beneficially owned by the nominee. It must also include all the information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this Policy is posted on our website at www.AEP.com. All such notices must be received by AEP, attention: John B. Keane, Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 12, 2008. The Secretary will forward the recommendations to the Committee on Directors and Corporate Governance for consideration.

For any proposal intended to be presented by a shareholder without inclusion in AEP’s proxy statement and form of proxy for the 2009 annual meeting, the proxies named in AEP’s form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by January 30, 2009. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by SEC regulations.

Solicitation Expenses

The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the internet, but some telephone or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. Morrow & Co., Inc. will assist in the solicitation of proxies by AEP for a fee of $8,500, plus reasonable out-of-pocket expenses.

		Admission Ticket

		C123456789

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004

000000000.000000 ext        000000000.000000 ext

000000000.000000 ext        000000000.000000 ext

000000000.000000 ext        000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

		Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 22, 2008.
		Vote by Internet • Log on to the Internet and go to www.envisionreports.com/AEP • Follow the steps outlined on the secured website.
		Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	01 - E. R. Brooks	02 - Donald M. Carlton	03 - Ralph D. Crosby, Jr.	+
	04 - John P. DesBarres	05 - Linda A. Goodspeed	06 - Thomas E. Hoaglin
	07 - Lester A. Hudson, Jr.	08 - Michael G. Morris	09 - Lionel L. Nowell III
	10 - Richard L. Sandor	11 - Kathryn D. Sullivan

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09	10	11
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢		C 1234567890 1 U P X	J N T 0 1 6 6 5 0 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
<STOCK#>	00UEPF			+

American Electric Power Company, Inc.

2008 Annual Meeting of Shareholders and Admission Ticket

Tuesday April 22, 2008 at 9:30 a.m. Eastern Time

The Hotel Roanoke & Conference Center

110 Shenandoah Avenue

Roanoke, Virginia

If you wish to attend and vote at the meeting, please bring this admission ticket and identification with you.

AGENDA

• Introduction and Welcome

• Election of Directors

• Ratification of Auditors

• Chairman’s Report

• Comments and Questions from Shareholders

Directions to The Hotel Roanoke & Conference Center (540) 985-5900

From I-81, take Exit 143 onto I-581 South. Take Downtown Exit #5 and stay in right lane of exit. At stop sign cross over Wells Avenue into parking lot.

From Rt. 220 going north, Rt. 220 becomes I-581 North. Take Elm Avenue Exit #6 and make a left at the light. Make a right at the 2nd light onto Williamson Road. At the 5th light, make a left onto Wells Avenue and make 1st left into parking lot.

From Rt. 460 going west, 460 West becomes Orange Avenue. Make a left onto Williamson Road. Make a right onto Wells Avenue and make 1st left into parking lot.

From Roanoke Regional Airport, make a right out of the parking lot onto Thirlane Road. Take the 1st Hershberger Exit. Take I-581 South Downtown Exit to Downtown Exit #5. Stay in the right lane of exit and at stop sign cross over Wells Avenue into parking lot.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — American Electric Power Company, Inc.

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting to be held April 22, 2008

The shareholder signing on the reverse of this proxy card appoints Michael G. Morris, Carl L. English and Holly Keller Koeppel, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 22, 2008, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. If no direction is given, such shares will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other matters coming before the meeting.

Trustee’s Authorization. The undersigned authorizes JP Morgan Chase Bank, National Association to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Nominees for Election of Directors:

01 - E.R. Brooks 05 - Linda A. Goodspeed 09 - Lionel L. Nowell III	02 - Donald M. Carlton 06 - Thomas E. Hoaglin 10 - Richard L. Sandor	03 - Ralph D. Crosby, Jr. 07 - Lester A. Hudson, Jr. 11 - Kathryn D. Sullivan	04 - John P. DesBarres 08 - Michael G. Morris